Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

by and among

ARCH COAL, INC.

and

BOWIE RESOURCES, LLC

Dated as of June 27, 2013

i

ii

iii

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of June 27, 2013, by and between Arch Coal, Inc., a Delaware corporation (“Seller”), and Bowie Resources, LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X below.

WHEREAS, Seller owns or will own as of Closing (directly or indirectly) all of the issued and outstanding equity interests of each of the Companies, which as of Closing will consist of: (i) a 100% membership interest (the “Canyon Fuel Interest”) in Canyon Fuel Company, LLC, a Delaware limited liability company (“Canyon Fuel”), and (ii) a 100% membership interest (the “Newco Interest” and, together with the Canyon Fuel Interest, the “Units”) in a newly formed Delaware limited liability company (“Newco”) (each of the foregoing, a “Company” and collectively, the “Companies”);

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the Units (the “Acquisition”); and

WHEREAS, the respective boards of directors or other governing bodies, as applicable, of Seller and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Article I

PURCHASE AND SALE OF UNITS

Section 1.01                                   Purchase and Sale of Units.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall (or shall cause its applicable Affiliate to) sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller (or such Affiliate), all of the Units free and clear of all Liens other than Liens created by or on behalf of Buyer.

Section 1.02                                   Payment of Initial Equity Purchase Price.  On the Closing Date, Buyer shall pay the Initial Equity Purchase Price to Seller by wire transfer of immediately available funds to the account specified by Seller to Buyer at least two (2) Business Days prior to the Closing.

Section 1.03                                   The Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 a.m. New York City time, as soon as practicable, but in no event later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article II (other than those conditions that by their nature will not be satisfied until the Closing).  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

Section 1.04                                   Purchase Price Adjustment.

(a)                                 At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer Seller’s good faith estimate of (i) Cash as of the Closing Date (the “Cash Estimate”), (ii) Debt as of the Closing Date (the “Debt Estimate”), (iii) the Working Capital as of the Closing Date (the “Working Capital Estimate”), as well as a calculation of the resulting Estimated Working Capital Overage or Estimated Working Capital Underage, (iv) the Accounts Payable as of the Closing Date (the “Accounts Payable Estimate”) and (v) a calculation of the Initial Equity Purchase Price.  The term “Estimated Closing Amount” means the sum of (i) the Cash Estimate (expressed as a positive number), minus (ii) the Debt Estimate (expressed as a positive number), plus (iii) the Estimated Working Capital Overage (expressed as a positive number) or the Estimated Working Capital Underage (expressed as a negative number), minus (iv) the Accounts Payable Estimate (expressed as a positive number).

(b)                                 As  promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall cause to be prepared in good faith and delivered to Seller a consolidated balance sheet which shall set forth the assets and liabilities of the Companies as of the close of business on the day immediately preceding the Closing Date (the “Closing Date Balance Sheet”) and a statement (the “Statement”) of the Cash, Debt, Working Capital and Accounts Payable derived from the Closing Date Balance Sheet (with the sum of (i) the Cash (expressed as a positive number), minus (ii) the Debt (expressed as a positive number), plus (iii) the Working Capital Overage (expressed as a positive number) or the Working Capital Underage (expressed as a negative number), minus (iv) the Accounts Payable (expressed as a positive number) equaling the “Closing Amount”), together with supporting calculations and all other schedules and workpapers related thereto.  No fact or event, including any market or business development, occurring after the Closing Date, and no change in GAAP (or accounting methods or practices) or Applicable Laws after the date of this Agreement, shall be taken into consideration in the determination of the Statement.

(c)                                  The Closing Date Balance Sheet and the Statement shall become final and binding upon the parties on the sixtieth (60th) day following delivery thereof, unless Seller gives written notice of its disagreement with the Closing Date Balance Sheet and the Statement (a “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Date Balance Sheet and the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Buyer on the earlier of (A) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm as set forth below.  During the thirty (30) day period following the delivery of a Notice of Disagreement (the “Resolution Period”), Seller and Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.  If at the end of the Resolution Period any matters properly included in the Notice of Disagreement remain in dispute, Seller and Buyer may submit to PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing (in any such case, the “Accounting Firm”) for determination by the Accounting Firm, in accordance with the standards set forth in this Section 1.04, any and all such matters, in the form of a written brief delivered to the Accounting Firm within thirty (30) days after the end of the Resolution Period (the “Submission Period”). If neither party makes any such submission to the Accounting Firm during the Submission Period, the Closing Date Balance Sheet and the Statement shall become final and binding without regard to the Notice of Disagreement.  Upon such submission(s) to the Accounting Firm, the Accounting Firm shall be instructed to, and Seller and Buyer shall use reasonable efforts to cause the Accounting Firm to, render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission(s).  The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the Closing Amount was calculated in accordance with the standards set forth in this Section 1.04 and whether there were mathematical errors in the Closing Date Balance Sheet and the Statement, and the Accounting Firm is not to make any other determination, including whether the WC Target is correct.  The Accounting Firm’s decision shall be based solely on the written submission(s) and not by independent review.  The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party.  Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 3.06 or any other representation or warranty in this Agreement or as to compliance by Seller with any of its covenants or agreements in this Agreement (other than in this Section 1.04).  Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its determination of any dispute under this Section 1.04, shall not be admissible in evidence in any suit, action or proceeding between the parties other than to the extent necessary to enforce payment obligations under Section 1.04(d).  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The cost of any fees and expenses of the Accounting Firm pursuant to this Section 1.04 shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the aggregate net impact on the adjustment to the Initial Equity Purchase Price based on the merits of the matters submitted.  For the avoidance of doubt and solely as an illustration of the methodology set forth in the preceding sentence, if (i) the Notice of Disagreement delivered by Seller assigns values to the disputed matters such that the Closing Amount set forth in the Statement would be increased by an aggregate amount equal to $1,000,000, (ii) Buyer maintains that the Closing Amount set forth in the Statement is correct and (iii) the Accounting Firm’s final resolution of the disputed items in accordance with this Section 1.04(c) is that the Closing Amount is increased from the amount set forth in the Statement by $600,000 (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of Seller), then Seller shall be responsible for 40% of such cost of determination and Buyer shall be responsible for 60% of such cost of determination.  Except as provided in the two preceding sentences, the fees and disbursements of Buyer’s independent accountants and Buyer’s legal fees incurred in connection with their review of the Closing Date Balance Sheet, the Statement and any Notice of Disagreement shall be borne by Buyer, and the fees and disbursements of Seller’s independent accountants and Seller’s legal fees incurred in connection with their review of the Closing Date Balance Sheet, the Statement and any Notice of Disagreement shall be borne by Seller.

(d)                                 Within five (5) Business Days after the determination of the final Closing Date Balance Sheet and the Statement pursuant to Section 1.04(c): (i) if the Closing Amount is greater than the Estimated Closing Amount, Buyer shall pay to Seller, by wire transfer of immediately available funds, cash in an amount equal to such excess, and (ii) if the Closing Amount is less than the Estimated Closing Amount, Seller shall pay to Buyer, by wire transfer of immediately available funds, cash in an amount equal to such deficit.  If the Closing Amount is equal to the Estimated Closing Amount, neither Buyer nor Seller shall be required to make any payment pursuant to this Section 1.04.  Any amounts due under this Section 1.04(d) which are not paid when due shall bear interest from the Closing Date until paid at the prime rate as published in the Wall Street Journal, Eastern Edition on the Closing Date.

(e)                                  The term “Working Capital” means Current Assets minus Current Liabilities as of the close of business on the day immediately preceding the Closing Date; provided, that none of the following shall be included in the determination of Working Capital: (i) any accounts receivable between or among one or more Companies and any of their Affiliates (other than to the extent directly related to the transfer of certain inventory pursuant to Section 5.17), (ii) any trade accounts receivable that have been securitized under the AR Securitization Facility, (iii) any account payable arising in respect of the Shield Rebuild Agreement (regardless of the date such amount is or becomes due and payable), (iv) the current portion of Debt, (v) Cash, (vi) any Accounts Payable and (vii) any pushdowns or other allocations to either Company of accrued expenses from their Affiliates that will not remain on either Company’s balance sheet immediately after Closing. The terms “Current Assets” and “Current Liabilities” mean, respectively, the total consolidated current assets  and total consolidated current liabilities of the Companies, determined in accordance with GAAP, other than to the extent set forth on Exhibit D hereto, and (to the extent in accordance with GAAP) applied using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments, estimation methodologies and line items as were used in the preparation of the Balance Sheet.  For purposes of preparing the Closing Date Balance Sheet and the Statement, whether or not the date as of which the Closing Amount is required to be calculated pursuant to this Section 1.04 coincides with a fiscal quarter-end for Canyon Fuel, Canyon Fuel shall use its normal fiscal quarter-end close procedures for the preparation thereof, including procedures with respect to accruals and adjustments.  For purposes of calculating “Working Capital” as of the Closing Date, inventory shall be valued using the same values ascribed to the applicable inventory on the March 31, 2013 balance sheet included in the Interim Financial Statements. Attached as Exhibit D hereto is a sample illustration of the calculation of Working Capital as of May 31, 2013.

(f)                                   During the period of time from and after the Closing Date through the final determination of the Closing Amount in accordance with this Section 1.04, Buyer shall not materially alter the accounting books and records of the Companies, or the items reflected thereon, on which the Closing Date Balance Sheet and the Statement are to be based.  During the period of time from and after the Closing Date through the final determination of the Closing Amount in accordance with this Section 1.04, Buyer shall afford, and shall cause the Companies to afford, to Seller and the accountants, counsel and/or financial advisers retained by Seller in connection with the determination of the Closing Amount in accordance with this Section 1.04, reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Companies relevant to the determination of the Closing Amount in accordance with this Section 1.04.

(g)                                  For the avoidance of doubt, the Initial Equity Purchase Price, the components thereof and adjustments thereto shall each be determined without duplication of any amounts contained therein.

Article II

CONDITIONS TO CLOSING

Section 2.01                                   Conditions to All Parties’ Obligations.  The obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)                                 The applicable waiting period under the HSR Act shall have expired or been terminated;

(b)                                 Except for any pending action or proceeding directly or indirectly initiated by the party asserting its right to not consummate the transactions contemplated by this Agreement, no court or government body of competent jurisdiction shall have (i) enacted a law, rule or regulation that is in effect and renders the performance of this Agreement or the consummation of any of the material transactions contemplated by this Agreement illegal or (ii) formally issued an injunction or other order that is in effect and prohibits the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement (each, a “Prohibitive Order”); and

(c)                                  There shall not be pending any Proceeding initiated by any federal or state Governmental Body seeking to restrain, preclude, enjoin, prevent or otherwise prohibit the sale of the Units to Buyer as contemplated by this Agreement.

Section 2.02                                   Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a)                                 The representations and warranties set forth in (i) Article III (other than those representations and warranties that address matters as of particular dates) shall be true as of the date hereof and the Closing Date as though then made (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect”) and (ii) Article III that address matters as of particular dates shall be true as of such dates (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect”), except, in the case of each of clause (i) and (ii), where the failures of such representations and warranties to be true do not, individually or in the aggregate, constitute a Material Adverse Effect;

(b)                                 Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing, including the actions specified in Section 5.07(a) and Section 5.13;

(c)                                  Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date and executed by an executive officer of Seller, stating that the conditions specified in Section 2.02(a) and (b) above as they relate to Seller have been satisfied;

(d)                                 Seller shall have delivered to Buyer the certificates representing the Units or, if the Units are not certificated, duly executed transfer instruments conveying the Units to Buyer;

(e)                                  Since the date of this Agreement, there shall not have been or occurred any event, change, occurrence or circumstance, other than with respect to any matter set forth in the Schedules, that has had or would reasonably be expected to have a Material Adverse Effect;

(f)                                   Buyer shall have received evidence reasonably satisfactory to it that (i) all Liens on the Units being acquired pursuant to this Agreement and all Liens (other than Permitted Liens) on any property of the Companies shall have been discharged and released or will be discharged and released contemporaneously with Closing pursuant to documentation reasonably satisfactory to Buyer and (ii) Canyon Fuel shall have been released as a guarantor under any indebtedness of Seller and as an originator under the AR Securitization Facility;

(g)                                  The Transition Services Agreement shall have been executed by Buyer and delivered to Seller; and

(h)                                 Seller shall have obtained the consents identified on Section 2.02(h) of the Schedules.

Section 2.03                                   Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a)                                 The representations and warranties set forth in (i) Article IV (other than those representations and warranties that address matters as of particular dates) shall be true as of the date hereof and the Closing Date as though then made (disregarding all qualifications or limitations as to “materiality” or “Buyer Material Adverse Effect”) and (ii) Article IV that address matters as of particular dates shall be true as of such dates (disregarding all qualifications or limitations as to “materiality” or “Buyer Material Adverse Effect”), except, in the case of each of clause (i) and (ii), where the failures of such representations and warranties to be true do not, individually or in the aggregate, constitute a Buyer Material Adverse Effect;

(b)                                 Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)                                  Buyer shall have made the payment of the cash consideration in the amount calculated pursuant to Section 1.02 to be made by it on the Closing Date;

(d)                                 Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date and executed by an executive officer of Buyer, stating that the conditions specified in Section 2.03(a) and (b) above have been satisfied;

(e)                                  The Transition Services Agreement shall have been executed by Seller and delivered to Buyer; and

(f)                                   Buyer shall have obtained the consents and releases identified on Section 2.03(f) of the Schedules.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the schedules hereto and delivered by Seller to Buyer on the date of this Agreement (the “Schedules”), Seller hereby represents and warrants to Buyer that all of the statements contained in this Article III are true and correct on the date hereof and, for purposes of Section 8.01(i), at the Closing, Seller shall be deemed to have represented and warranted  to Buyer that all of the statements contained in this Article III are true and correct on the Closing Date, unless in each case such statements are made only as of a specified date, in which case such statements are true and correct as of the specified date:

Section 3.01                                   Organization and Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Canyon Fuel is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  As of the Closing Date, Newco will be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Canyon Fuel has and, as of the Closing Date, Newco will have, full limited liability company power and authority necessary to enable such Company to own, lease or otherwise hold its respective properties and assets and to carry on its business as presently conducted (or to be conducted as contemplated by this Agreement, in the case of Newco) and is or will be, as applicable, duly qualified to do business and in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Seller has made available to Buyer a true and complete copy of the limited liability company agreement of Canyon Fuel.  Prior to Closing, Seller will make available to Buyer a true and complete copy of the limited liability company agreement of Newco.

Section 3.02                                   Authority; Execution and Delivery; Enforceability.  Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.  Seller has duly executed and delivered this Agreement, and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 3.03                                   No Conflicts.

(a)                                 The execution and delivery by Seller of this Agreement, the performance by Seller of the terms hereof, the consummation of the transactions contemplated hereby and compliance by Seller with the terms hereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller or the Companies under, any provision of (i) the governing instruments of Seller or the Companies, (ii) any contract, lease, indenture, agreement, commitment, or other legally binding arrangement (a “Contract”) to which Seller or any of its Affiliates or any Company is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order or decree entered by or with any Governmental Body (a “Judgment”) or Applicable Law applicable to Seller or any of its Affiliates, any Company, or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not have a Material Adverse Effect.

(b)                                 No consent, approval, license, permit, order or authorization of or registration, declaration or filing with any Governmental Body or other Person (“Consent”) is required to be obtained or made by or with respect to Seller or any of its Affiliates or any Company in connection with the execution and delivery of this Agreement, the performance by Seller of the terms hereof and the consummation of the transactions contemplated hereby other than (i) compliance with and filings under the HSR Act, (ii) as set forth on Section 3.03(b) of the Schedules, (iii) any customary filings or notices required to be submitted by Buyer to any Governmental Body following the Closing or (iv) any Consent, the failure of which to obtain or make would not have a Material Adverse Effect.

Section 3.04                                   Ownership of the Units.  Except as set forth on Section 3.04 of the Schedules, Seller (a) owns, directly or indirectly, the Canyon Fuel Interest, which interest is owned, beneficially and of record, by Seller free and clear of all Liens (other than Liens created by or on behalf of Buyer), other than applicable federal and state securities law restrictions, and (b) on the Closing Date, will own the Newco Interest, which interest will be owned, beneficially and of record, by Seller free and clear of all Liens (other than Liens created by or on behalf of Buyer), other than applicable federal and state securities law restrictions. Seller has full legal right to assign and transfer the Units to Buyer and will, upon delivery or assignment of the Units to Buyer pursuant to the terms hereof, transfer to Buyer good and valid title to the Units free and clear of all Liens (other than Liens created by or on behalf of Buyer).

Section 3.05                                   Equity Interests of the Companies.

(a)                                 Except for the Units, there are no membership interests or other equity securities of the Companies issued, reserved for issuance or outstanding. The membership interests of Canyon Fuel are duly authorized, validly issued and fully paid, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, or any similar right provided for in the Limited Liability Company Act of the State of Delaware, the certificate of formation, operating agreement or other governing document, each as amended to the date of this Agreement, of Canyon Fuel or any Contract to which such Company is a party or otherwise bound.  As of its date of formation and as of the Closing Date, the membership interests of Newco will be duly authorized, validly issued and fully paid, and will not be subject to, and will not have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, or any similar right provided for in the Limited Liability Company Act of the State of Delaware, the certificate of formation, operating agreement or other governing document, each as amended to the date of formation of Newco, of Newco or any Contract to which such Company is a party or otherwise bound.  There are no options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, appreciation rights, performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Company is a party or by which it is bound (i) obligating such Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership units or other equity interests in, or any security convertible into or exercisable for or exchangeable into any membership units or other equity interest in, such Company or (ii) obligating such Company to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking.  There are no outstanding contractual obligations of any Company to repurchase, redeem or otherwise acquire any membership units or other equity interests of such Company.

(b)                                 Neither Company owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  Since January 1, 2000, neither Company has had any Subsidiaries.  Section 3.05(b) of the Schedules sets forth as of the date of this Agreement all material Parent Guarantees.

Section 3.06                                   Financial Statements.

(a)                                 Section 3.06 of the Schedules sets forth (i) a balance sheet of Canyon Fuel as of December 31, 2012 and 2011 (the “Balance Sheet”) and the related statements of income, changes in members’ equity and cash flows for the three years ended December 31, 2012, audited by Ernst & Young LLP (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of Canyon Fuel as of March 31, 2013  and the unaudited consolidated statement of income and cash flows of Canyon Fuel for the three months ended March 31, 2013 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared, in all material respects, from the books and records of Canyon Fuel in a consistent manner in accordance with GAAP and fairly present in all material respects (subject to the absence of footnote disclosures, other presentation items and the absence of any consolidated group items that would be required to be allocated to Canyon Fuel under GAAP for the Interim Financial Statements to reflect on a stand-alone basis) the financial condition and results of operations of Canyon Fuel.

(b)                                 To Seller’s knowledge, (i) there are no significant deficiencies or material weakness in the design or operation of internal controls over financial reporting of the Companies which are reasonably likely to adversely affect in any material respect the ability of the Companies, taken as a whole, to record, process, summarize and report financial data, (ii) there is no fraud, whether or not material, that involves management or other employees of Seller or any of its Affiliates or either Company who have a significant role in such internal controls, (iii) the Companies’ transactions are executed in accordance with general or specific authorizations of management of Seller or any of its Affiliates or the Companies and (iv) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

(c)                                  To Seller’s knowledge, since January 1, 2013, none of Seller or any of its Affiliates, the Companies or any of their respective directors, officers or employees has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, or methodologies of the Companies or their respective internal accounting controls, including any material complaint, allegation, assertion, or Claim that either Company has engaged in questionable accounting or auditing practices.

Section 3.07                                   Assets Other than Real Property Interests or Intellectual Property.

(a)                                 As of the Closing, the Companies will have good and marketable title to, hold or will hold by a valid and existing lease or license for, the assets necessary to conduct in all material respects the business of the Companies as previously conducted in the Ordinary Course of Business (the “Material Personal Property”), free and clear of all Liens except for (i) Liens as are set forth in Section 3.07(a) of the Schedules, (ii) Liens arising from acts of Buyer or its Affiliates, and (iii) Permitted Liens. Each item of the Material Personal Property is in good working order and repair (normal industry wear and tear excepted), has been operated and maintained in the Ordinary Course of Business and consistent with prudent coal mining industry standards and is in suitable and adequate condition for use consistent with past practices and prudent coal mining industry practices.

(b)                                 This Section 3.07 does not relate to real property or interests in real property (including the Mining Rights (as hereinafter defined)), such items being the subject of Section 3.08, or to Intellectual Property, such items being the subject of Section 3.09.

Section 3.08                                   Real Property.

(a)                                 Section 3.08(a) of the Schedules sets forth, as of the date of this Agreement, a list of all material real property or interests in real property currently owned in fee (i) by Canyon Fuel or (ii) by an Affiliate of Seller that will be transferred to Newco prior to Closing (individually, an “Owned Property”) other than the Mining Rights, which are subject to the representation set forth in Section 3.08(d).

(b)                                 Section 3.08(b) of the Schedules sets forth, as of the date of this Agreement, a complete list of all material real property and interests in real property currently leased (i) by Canyon Fuel or (ii) by an Affiliate of Seller that will be transferred to Newco prior to Closing (individually, a “Leased Property”) other than the Mining Rights, which are subject to the representation set forth in Section 3.08(d).

(c)                                  To Seller’s knowledge, except as would not have a Material Adverse Effect, Canyon Fuel or its applicable Affiliate has good and valid title to the leasehold estates in all Leased Property leased by it as shown in Section 3.08(b) of the Schedules and good and valid title to the fee estates in all Owned Property owned by it as shown in Section 3.08(a) of the Schedules (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Canyon Fuel Property”), in each case free and clear of all Liens except Permitted Liens. To Seller’s knowledge, as of the Closing Date, except as would not have a Material Adverse Effect, Newco has good and valid title to the leasehold estates in all Leased Property leased by it as shown in Section 3.08(b) of the Schedules and good and valid title to the fee estates in all Owned Property owned by it as shown in Section 3.08(a) of the Schedules, in each case free and clear of all Liens except Permitted Liens.

(d)                                 Section 3.08(d) of the Schedules sets forth, as of the date of this Agreement, (i) a list of all material real property agreements and interests in real property, including without limitation, all material Claims, concessions, exploration licenses, exploitation licenses, other licenses, leases, easements, rights of way, deeds, surface rights, prospecting permits, mining leases and mining rights, drilling licenses and drilling rights (individually, a “Mining Right”) of Canyon Fuel either existing under contract, by operation of Applicable Law or otherwise, and where such Mining Right entitles Canyon Fuel to all or a portion of the minerals extracted from the lands covered by such Mining Right, the fractional portion of minerals to which Canyon Fuel is entitled and (ii) a list of all material Mining Rights existing as of the date of this Agreement of an Affiliate of Seller that will be transferred to Newco or Canyon Fuel prior to the Closing, and where such Mining Right entitles Newco or Canyon Fuel (as applicable) to all or a portion of the minerals to which Newco or Canyon Fuel (as applicable)  is entitled, the fractional portion of minerals to which Newco or Canyon Fuel (as applicable)  is entitled.  Except as would not have a Material Adverse Effect (i) the Mining Rights have been properly located and recorded in compliance with Applicable Laws, (ii) the Mining Rights are in good standing under Applicable Laws, (iii) none of Seller, its Affiliates or either Company has received written notice of any material adverse Claim against or challenge to the title to or ownership of the Mining Rights and (iv) none of Seller, its Affiliates or either Company has received any written notice from any Person of any material revocation or intention to revoke any Mining Rights.  As of the Closing Date, the Mining Rights held by the Companies are sufficient to conduct in all material respects the business of the Companies as currently conducted in the Ordinary Course of Business as of the date hereof.

(e)                                  Each Company has paid in full all royalties, overriding royalties and other burdens due and required to be actually paid by such Company on or before the Closing Date under any lease in which any Governmental Body is a party, other than any such royalties or other burdens that have been treated as accrued on the balance sheet of Canyon Fuel.

(f)                                   The water rights held by the Companies are sufficient to conduct in all material respects the business of the Companies as previously conducted in the Ordinary Course of Business.

(g)                                  As of the Closing, the Companies will have good and marketable title to the facilities, fixtures, buildings and other improvements located on the properties operated by Canyon Fuel that are necessary to conduct in all material respects the business of the Companies as currently conducted in the Ordinary Course of Business as of the date hereof. To Seller’s knowledge, as of the Closing Date, each Company will have adequate rights of ingress and egress, in all material respects, with respect to the properties operated by Canyon Fuel as of the date of this Agreement.

Section 3.09                                   Intellectual Property.

(a)                                 No material Intellectual Property rights used in or necessary for the conduct of Companies’ respective businesses (the “Company Intellectual Property Rights”) are subject to any outstanding judgment, injunction, order, government determination, security interest, Lien or agreement materially restricting the use thereof by any Company or materially restricting the licensing or assignment thereof by any Company to any Person and none of the Companies or the Company Intellectual Property Rights has infringed, misappropriated or otherwise violated, in any material respect, any Intellectual Property rights of any other Person, except as would not have a Material Adverse Effect.

(b)                                 As of the date of this Agreement, there are no actions or proceedings at law or in equity, by or before any Governmental Body or arbitration panel (a “Proceeding”) pending or, to Seller’s knowledge, overtly threatened in writing against either Company, which alleges infringement, misappropriation or other violation, in any material respect, of any Intellectual Property right of any other Person which, if determined adversely to either Company, would result in a Material Adverse Effect.

(c)                                  Notwithstanding anything elsewhere in this Agreement to the contrary, the representations and warranties in Section 3.09 are the sole and exclusive representations and warranties in this Agreement concerning the infringement or misappropriation of any other Person’s Intellectual Property.

Section 3.10                                   Contracts.

(a)                                 Except as set forth in Section 3.10(a) of the Schedules, neither Company is a party to nor bound by any, and none of the assets of the Companies are bound by any (each such contract, a “Material Contract”):

(i)                                     option, purchase and sale contract or lease (whether real or personal property) providing for annual payments of $1,250,000 or more or that cannot be terminated on not more than thirty (30) days’ notice without payment by either Company of any penalty;

(ii)                                  Contracts (other than purchase orders or similar instruments) requiring the annual expenditure by either Company of more than $1,250,000 in any instance for the purchase of materials, goods, supplies, equipment or services, excluding any such contracts that are terminable by the Companies without penalty on not more than thirty (30) days’ notice;

(iii)                               collective bargaining agreement or other Contract with any labor organization, union or association;

(iv)                              Contract prohibiting or limiting the ability of either Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with either Company;

(v)                                 Contract (other than this Agreement) with (A) Seller or any of its Affiliates (other than (I) any Contracts pursuant to which any Affiliate of Seller acts as an agent for Canyon Fuel or (II) any Contract pursuant to which Canyon Fuel leases the use of any real property being transferred to the Companies prior to the Closing) or (B) any officer, director or employee of Canyon Fuel, Seller or any Affiliate of Seller;

(vi)                              Contract under which either Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness of either Company in any such case which, individually, is in excess of $500,000;

(vii)                           Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any Person other than the Companies, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Companies or (B) either Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business or arrangements that will be terminated prior to or concurrent with Closing), in any such case which, individually, is in excess of $500,000;

(viii)                        Contract under which either Company has made any advance, loan, extension of credit or capital contribution to, or other investment in, a Person (other than extensions of trade credit and other advances of operating expenses in the Ordinary Course of Business), in any such case which, individually, is in excess of $500,000;

(ix)                              Contract (other than in the Ordinary Course of Business) in excess of $500,000 that involve any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate, or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices;

(x)                                 Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or joint venture or partnership;

(xi)                              Contract for the sale of any material asset of either Company (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such asset, other than any such Contract entered into in the Ordinary Course of Business;

(xii)                           Contract involving the annual expenditure or receipt by either Company of more than $500,000 for the purchase, sale, transportation or storage of coal; or

(xiii)                        Contract other than as set forth above that require aggregate annual payments by either Company to any Person in excess of $1,250,000 that cannot be terminated on not more than thirty (30) days’ notice without payment by either Company of any penalty.

(b)                                 Each Material Contract listed on Section 3.10(a) of the Schedules is a valid and binding obligation of the Company party thereto and, to Seller’s knowledge, each counterparty thereto, and is in full force and effect and is enforceable in accordance with its terms against the Company party thereto, and, to Seller’s knowledge, each counterparty thereto, except (i) to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies, (ii) to the extent that any such listed Material Contract has expired or terminated pursuant to its terms and (iii) for such failures to be valid, binding, in full force and effect or enforceable that have not had a Material Adverse Effect.  The Companies have performed all material obligations required to be performed by them to date under such listed Material Contracts, and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to Seller’s knowledge, no other party to any such listed Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such noncompliance, breaches and defaults that have not had a Material Adverse Effect.

Section 3.11                                   Tax Matters.

(a)                                 Each Company has timely filed (or will timely file) all federal and all other material Tax Returns that are required to be filed by it; each such Tax Return is true, correct, and complete in all respects; and each Company has paid or will timely pay all Taxes shown as due thereon and all other material Taxes otherwise due and payable by it on or prior to the Closing Date (regardless of whether reflected on any Tax Return).  All material Taxes which each Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully and properly withheld.

(b)                                 Except as set forth on Section 3.11 of the Schedules, there is no audit, dispute, assessment, levy, administrative or judicial Proceeding or Claim concerning any Tax liability of any Company pending, threatened, claimed or raised by any taxing authority of which any Company or Seller or any Affiliate of Seller has received written notice.  No Company has waived (or requested to waive) any statute of limitations in respect of filing any material Tax Return or paying Taxes beyond the date hereof or agreed to (or requested) any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

(c)                                  No Liens for Taxes exist with respect to any of the assets of any Company, except for Permitted Liens.

(d)                                 No Company is a party to or bound by any Tax allocation agreement, Tax sharing agreement, Tax indemnification, or contract by or with respect to Taxes.

(e)                                  No reassessment (for property or ad valorem tax purposes) for any asset or any property owned by any Company has been proposed except for current year ad valorem assessments.

(f)                                   No Company has granted a power of attorney with respect to any matter relating to Taxes that is currently in force.

(g)                                  All the assets of each Company have been properly listed on the ad valorem tax rolls of the taxing units having jurisdiction over such assets.

(h)                                 No asset of any Company is subject to any provision of Applicable Law which eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type.

(i)                                     At all times since it was formed, (i) Newco has been treated as a disregarded entity for U.S. federal income Tax purposes  and (ii) Canyon Fuel has been treated as a partnership for U.S. federal income Tax purposes.

Section 3.12                                   Proceedings.  Except as set forth in Section 3.12 of the Schedules, as of the date of this Agreement, there is no Proceeding pending or, to Seller’s knowledge, threatened against either Company (or to Seller’s knowledge, pending or threatened, against any of the officers, directors or employees of either Company or Seller with respect to their business activities on behalf of either Company), or to which either Company is otherwise a party or to which the business or property of either Company is or is reasonably likely to be subject.  Except as set forth in Section 3.12 of the Schedules, as of the date of this Agreement, neither Company is subject to any outstanding Judgment.

Section 3.13                                   Employee Benefit Plans.

(a)                                 The term “Plan” means each Employee Benefit Plan (as defined below) providing benefits to any employee of the Companies (each, a “Company Employee”) or any former employee of the Companies, or with respect to which the Companies have any direct or indirect obligation to make contributions or with respect to which the Companies have or may in the future have any liability. Section 3.13(a) of the Schedules identifies each material Plan, separately indicating those Plans sponsored directly and solely by the Companies (the “Subsidiary Plans”), and all other Plans not so identified that are sponsored by the Seller or one of its Affiliates (other than the Companies) are hereinafter referred to as the “Seller Plans”.  The term “Employee Benefit Plan” means each (i) “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii)  equity bonus, equity ownership, option, restricted equity, equity purchase, equity appreciation rights, phantom equity, or other equity-based compensation plan or arrangement, (iii) bonus plan or arrangement, incentive award plan or arrangement, deferred compensation agreement or arrangement, executive compensation or supplemental income or retirement arrangement, personnel policy, vacation or paid time off policy, severance pay plan, policy or agreement, change in control agreement, consulting agreement, or employment agreement, and (iv) other employee benefit plan, agreement, arrangement, program, practice or understanding providing for employee benefits or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees or the dependents of any of them (whether written or oral, other than workers’ compensation, unemployment compensation and other governmental programs).

(b)                                 True, correct and complete copies of each of the Subsidiary Plans, and related trusts, if applicable, including all amendments thereto, have been delivered or made available to Buyer.  There has also been delivered or made available to Buyer, with respect to each Subsidiary Plan and to the extent applicable: (i) the most recent annual or other report filed with each Governmental Body with respect to each such Subsidiary Plan, including all applicable schedules and audited financial statements attached thereto; (ii) each insurance contract and other funding agreement, and all amendments thereto; (iii) the most recent summary plan description and any summaries of material modifications thereto; (iv) the most recent audited financial statements or accounts and actuarial report or valuation required to be prepared under Applicable Laws; and (v) the most recent determination letter or opinion letter issued by the Internal Revenue Service.

(c)                                  Each Subsidiary Plan may be amended or terminated at any time without any liability except for benefits accrued to date.

(d)                                 Neither the Companies nor any of their ERISA Affiliates contribute to or has any obligation to contribute to, or had any such obligation during the past six-year period preceding the Closing Date, and no Plan is, (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a plan described in Section 413 of the Code, or (iv) a plan funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.  Except as would not have a Material Adverse Effect, no “reportable event” (as defined under Section 403 of ERISA) has occurred within the prior six years or is reasonably expected to occur with respect to any Plan or any plan established or maintained by any ERISA Affiliate of the Company, including as a result of the transactions contemplated by this Agreement.  The term “ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e)                                  Each Plan has been established, documented, administered, funded and operated in compliance in all respects with Applicable Laws and its governing documents, except for instances of noncompliance as would not have a Material Adverse Effect.  Each of the Plans intended to be qualified under Section 401(a) of the Code satisfies the requirements of Section 401(a) in all material respects, and (i) is maintained pursuant to a prototype document approved by the Internal Revenue Service, or has received a currently effective favorable determination letter from the Internal Revenue Service regarding such qualified status, and has not been amended or operated in a way which would adversely affect such qualified status; or (ii) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.  There has been no transaction with respect to any Plan for which the Companies would reasonably be expected to be subject (either directly or indirectly) to a material liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code.

(f)                                   Except as would not have a Material Adverse Effect (i) there are no actions, complaints, suits, arbitrations, mediations, claims, proceedings or investigations (other than routine claims for benefits) or, to Seller’s knowledge, threatened against, or with respect to, any of the Plans, their fiduciaries or administrators or their assets and (ii) there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before any Governmental Body.

(g)                                  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment becoming due to any employee, former employee or group of employees or former employees, of the Companies from the Companies, (ii) increase any benefits otherwise payable under any Subsidiary Plans, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Subsidiary Plans or (iv) result in the incurrence or acceleration of any other obligation related to the Subsidiary Plans or to any employee, former employee or group of employees or former employees.  In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under the Plans or under any other agreement which, in the aggregate and with respect to the Companies and their respective employees and other service providers, would be reasonably likely to result in payment of any “excess parachute payment” as defined in Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(h)                                 No Subsidiary Plan provides for deferred compensation subject to Section 409A of the Code.

(i)                                     Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Plan provides retiree medical or retiree life insurance benefits to any Person, and neither Company is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

(j)                                    No Plan is subject to the laws of a nation other than the United States.

Section 3.14                                   Labor Matters/Employee Related Liabilities.

(a)                                 Neither of the Companies is a party to any collective bargaining agreement with any labor organization or other representative of any Company employees, nor is any such agreement presently being negotiated by either Company.  As of the date of this Agreement, except as set forth on Section 3.14 of the Schedules:

(i)                                     there are no unfair labor practice complaints pending against the Companies before the National Labor Relations Board or any other labor relations tribunal or authority;

(ii)                                  there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to Seller’s knowledge, threatened against or involving the Companies;

(iii)                               in the prior two-year period, no labor organization or group of employees of the Companies has filed any representation petition or made any written demand for recognition;

(iv)                              the Companies have each at all times been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health;

(v)                                 neither the Occupational Safety and Health Administration nor any other Governmental Entity has threatened to file any citation, and there are no pending citations, with respect to either Company relating to employees who are or were employed by either Company;

(vi)                              there is no employee or governmental claim or, to Seller’s knowledge, investigation, including any charges to the Equal Employment Opportunity

Commission or other Governmental Entity, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs or similar written Government Body, open Workers’ Compensation claims, sexual harassment, discrimination or retaliation complaints or demand letters or threatened claims;

(vii)                           all current and former employees of the Companies have been, or will have been on or before the Closing Date, paid in full (or appropriate accruals will have been made in accordance with GAAP) for all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and any other compensation for all services performed by them and accrued up to the Closing Date, payable in accordance with the obligations of the Company under any Applicable Law, employment or labor practice and policy, or any collective bargaining agreement or individual agreement to which the Company is a party, or by which the Company is bound; and

(viii)                        there are no (or to Seller’s knowledge, no threatened) employment-related actions, litigation, claims, administrative proceedings or investigations with respect to any of the employees of the Companies, there are no (or to Seller’s knowledge, no threatened) actions, litigation, claims, administrative proceedings or investigations arising out of the employment or termination of any of the employees of the Companies, and to Seller’s knowledge, there is no basis for any such action, litigation, claim, administrative proceeding or investigation described in this clause (viii).

(b)                                 Except as set forth on Section 3.14(b) of the Schedules, neither Company has effectuated (i) a “plant closing” (as defined in the U.S. Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used by a Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting either Company’s sites of employment or facilities, nor has either Company’s been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(c)                                  To Seller’s knowledge, (i) any individual engaged by the Companies as an independent contractor in connection with the Companies’ respective businesses has been accurately classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment insurance and benefits, and (ii) neither of the Companies has received notice of any pending or threatened inquiry from any Governmental Body concerning such independent contractor status, or any pending or threatened claim by any party that any such independent contractor be reclassified as an employee for any purpose.

(d)                                 Section 3.14(d) of the Schedules sets forth, to Seller’s knowledge, each Claim for payments and/or benefits payable by Seller or any of its Affiliates to any current or former employee of the Companies who are or have been totally disabled from pneumoconiosis (black lung disease) arising from employment in or around the coal mines of the Companies (and/or any death benefits to any such former employees’

dependent survivors if such black lung disease caused or hastened such employee’s death) (each such Person, a “Claimant”), all pursuant to the Black Lung Benefits Act (30 USC Sec. 901) under Part C of Title IV of the Federal Mine Safety and Health Act, as amended as of the date hereof, that have been (i) filed by a Claimant, (ii) received by Seller, any of its Affiliates, or Representative thereof responsible for the administration of any such Claims and (iii) approved for payment by Seller, any of its Affiliates, or such Representative thereof.

Section 3.15                                   Absence of Changes or Events.  Except as contemplated by this Agreement and as reflected in the Interim Financial Statements, since the Balance Sheet Date, each Company has conducted its business in the Ordinary Course of Business, and from the Balance Sheet Date to the date of this Agreement, there has not occurred a Material Adverse Effect.

Section 3.16                                   Absence of Undisclosed Liabilities.  Except as set forth on Section 3.16 of the Schedules or as reflected in, reserved against or otherwise described in the Balance Sheet and the Interim Financial Statements, neither Company has any Liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Companies, except for (i) those that have been incurred in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date or (ii) those that have been fully discharged or paid off.

Section 3.17                                   Compliance with Applicable Laws.  The Companies are and have been since January 1, 2010 in compliance in all material respects with all Applicable Laws and neither Seller nor either Company has received written notice from any Governmental Body alleging that either Company is not in compliance in all material respects with all Applicable Laws.  This Section 3.17 does not relate to matters with respect to Taxes, which are the subject of Section 3.11, to matters with respect to Plans, which are the subject of Section 3.13, or to environmental matters, which are the subject of Section 3.18.

Section 3.18                                   Environmental Matters.  Except as set forth on Section 3.18 of the Schedules, (a) each of the Companies has obtained, maintains in effect, including the timely filing of renewals, and is in compliance in all material respects with, all certificates, licenses, permits, authorizations or approvals issued or granted to the Companies required for such Company to conduct in all material respects its business under Environmental Laws as conducted on the Closing Date and Section 3.18 of the Schedules sets forth a true and complete list of all material and active (i) permits issued pursuant to the Surface Mining Control and Reclamation Act of 1977, (ii) air quality permits and (iii) Utah Pollutant Discharge Elimination System permits, (b) each of the Companies is in compliance in all material respects with all Environmental Laws and is not subject to material obligations under any outstanding orders with respect to matters arising under Environmental Laws, (c) neither Seller nor either Company has received any written communication within the three-year period prior to the date hereof or, in the event the substance of such communication to Seller’s knowledge has not been materially resolved, prior to such three-year period, from or to a Governmental Body that alleges that either Company is not in material compliance with or has any material liability under any Environmental Law, (d) to Seller’s knowledge, there have been no releases of any Hazardous Substances on any Canyon Fuel Property, Mining Rights or at any other location that would reasonably be expected to result in a material Claim against or material Liability of either

Company, (e) neither Company has entered into any agreement to indemnify or defend a third party with respect to matters arising under Environmental Laws that would reasonably be expected to result in a material liability of such Company and (f) Seller has provided Buyer with all material assessments, audits, reports and other documents in its possession, or to Seller’s knowledge, under its control, relating to material environmental conditions, including Hazardous Substance, at, on, under or emanating from the Canyon Fuel Property, Mining Rights or otherwise associated with the business of the Companies.

Section 3.19                                   Transactions with Affiliates.  Except for any arrangements, understandings or Contracts that are neither material in amount nor necessary for Buyer to operate the businesses of the Companies in all material respects as conducted as of the date of this Agreement (or on the Closing Date, in the case of Newco), Section 3.19 of the Schedules lists, all arrangements, understandings and Contracts between or among the Companies, on the one hand, and (i) Seller or any other Affiliate of Seller or (ii) any officer, director or employee of Seller or any other Affiliate of Seller (other than any Plan), on the other hand.

Section 3.20                             Customers and Suppliers.

(a)                                 Section 3.20(a) of the Schedules sets forth a list of the top ten (10) customers of the Companies, measured by revenues generated by the Companies, for the year ended December 31, 2012, showing the approximate total sales by each Company to each such customer.  Except as provided on Section 3.20(a) of the Schedules, from the Balance Sheet Date to the date of this Agreement, (i) no customer set forth on Section 3.20(a) of the Schedules has terminated its relationship with the Companies or, except in the Ordinary Course of Business, materially reduced, or changed the terms of, its business with the Companies and, to Seller’s knowledge and (ii) no customer set forth on Section 3.20(a) of the Schedules has notified the Companies that it intends to terminate or, except in the Ordinary Course of Business, materially reduce, or change the terms of, its business with the Companies.

(b)                                 Section 3.20(b) of the Schedules sets forth a list of the top ten (10) suppliers of the Companies, measured by expenditures made by the Companies, for the year ended December 31, 2012, showing the approximate total expenditures by the Companies to each such supplier.  Except as provided on Section 3.20(b) of the Schedules, from the Balance Sheet Date to the date of this Agreement, (i) no supplier listed on Section 3.20(b) of the Schedules has terminated its relationship with the Companies or, except in the Ordinary Course of Business, materially reduced, or changed the terms of, its business with the Companies and, to Seller’s knowledge and (ii) no supplier listed on Section 3.20(b) of the Schedules has notified the Companies that it intends to terminate or, except in the Ordinary Course of Business, materially reduce, or change the terms of, its business with the Companies.

Section 3.21                                   Permits; Company Bonds.

(a)                                 Except as set forth on Section 3.21(a) of the Schedules, each of the Companies has conducted its respective business and developed and operated its assets in compliance in all material respects with all Permits.  All fees and other payments due and payable in connection with such Permits have been paid in full and in a timely manner so as to prevent any lapse, revocation or material breach thereof.

(b)                                 Each Company possesses all material Permits necessary to own, lease and operate its assets (including the Mining Rights) and lawfully conduct its business consistent in all material respects with past practices.  Except as set forth on Section 3.21(b) of the Schedules, to Seller’s knowledge, each such Permit has been validly issued and is in full force and effect and is final and, to Seller’s knowledge, no event has occurred that constitutes or, with the giving of notice, the passage of time, or both, would constitute a material default by either Company or any other Person under any such Permit.

(c)                                  The Companies (or Seller on behalf of the Companies) have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) (the “Company Bonds”) required to be posted in connection with their operations, with each such Company Bond for amounts in excess of $500,000 being listed on Section 3.21(c) of the Schedules. Except as disclosed on Section 3.21(c) of the Schedules: (i) each Company is and has been in compliance in all material respects with all Company Bonds applicable to it; and (ii) the operation of each Company’s coal mining and processing operations and the state of reclamation with respect to the Company Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise are and have been in compliance in all material respects with all applicable mining, reclamation and other analogous Applicable Laws, except where noncompliance would not interfere in any material respect with the ability of either Company to continue to operate its assets and conduct its business as currently conducted and would not prevent Seller from consummating the transactions contemplated hereby.

Section 3.22                                   Insurance.  A summary of all material terms of coverage of all insurance policies maintained by or for the benefit of the Companies is set forth on Section 3.22 of the Schedules.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no such insurance policy has been cancelled within the last two (2) years and, to Seller’s knowledge, no threat has been made to cancel any such insurance policy during such period.  As of the date of this Agreement, neither Company nor Seller or any of its Affiliates has given notice to its insurers of any Claim relating to the Companies or their businesses or assets or circumstance that would reasonably be expected to give rise to a Claim relating to the Companies or their businesses or assets under such insurance policies maintained by or for the benefit of the Companies.  As of the date of this Agreement, there is no material Claim relating to the Companies or their businesses or assets pending under any current or prior insurance policy that has been disputed or denied by any such insurers or as to which any such insurers have reserved their rights.  All premiums in respect of such policies have been, or will be, paid in full in the Ordinary Course of Business. Each of the Companies, Seller and the Affiliates of Seller have complied with each such insurance policy and has not failed to give any notice or present notice of any event or circumstance that would reasonably be expected to give rise to any Claim thereunder in a due and timely manner.

Section 3.23                                   Brokerage.  No agent, broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities Inc. and FBR Capital Markets & Co., the fees and expenses of which will be paid by Seller, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.24                                   Unclaimed Property and Escheatment Claims.  To Seller’s knowledge, no unsatisfied unclaimed property or escheatment claims exist with respect to any of the Companies or their respective assets.

Section 3.25                                   No Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AND SELLER DISCLAIMS ANY SUCH REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  BUYER SHALL ACQUIRE THE COMPANIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that all of the statements contained in this Article IV are true and correct on the date hereof and, for purposes of Section 8.03(i), at the Closing, Buyer shall be deemed to have represented and warranted to Seller that all of the statements contained in this Article IV are true and correct on the Closing Date, unless in each case such statements are made only as of a specified date, in which case such statements are true and correct as of the specified date:

Section 4.01                                   Organization, Standing and Power.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

Section 4.02                                   Authority; Execution and Delivery; Enforceability.  Buyer has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Buyer.  Buyer has duly executed and delivered this Agreement, and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 4.03                                   No Conflicts; Consents.

(a)                                 The execution and delivery by Buyer of this Agreement, the performance by Buyer of the terms hereof, the consummation of the transactions contemplated hereby and compliance by Buyer with the terms hereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or any of its Subsidiaries under, any provision of (i) the governing instruments of Buyer or any of its Subsidiaries, (ii) any Contract to which Buyer or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Buyer or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(b)                                 No Consent is required to be obtained or made by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby other than (i) compliance with and filings under the HSR Act and (ii) any Consent the failure of which to obtain or make, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

Section 4.04                                   Litigation.  As of the date of this Agreement, there are not any (a) outstanding Judgments against Buyer or any of its Subsidiaries, (b) Proceedings pending or, to Buyer’s knowledge, threatened in writing against Buyer or any of its Subsidiaries or (c) investigations by any Governmental Body that are, to Buyer’s knowledge, pending or threatened against Buyer or any of its Subsidiaries that, in any case, individually or in the aggregate, have had or would have a Buyer Material Adverse Effect.

Section 4.05                                   Brokerage.  No agent, broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by Buyer, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.06                                   Investment Representation.  Buyer is acquiring the Units for its own account with the intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units.  Buyer acknowledges that the Units have not been registered under the Securities Act or any state or foreign securities laws and that the Units may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Units are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 4.07                                   Financial Ability.

(a)                                 Buyer has delivered to Seller a true, correct and complete copy of an executed commitment letter dated June 27, 2013 (the “Debt Commitment Letter”) from Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc. and Union Bank of California, N.A. (collectively, the “Lenders”) (as well as all related documents, including a redacted copy of the fee letter related thereto), relating to the commitment of the Lenders to provide the full amount of the debt financing stated therein on the terms contemplated thereby (the “Debt Financing”).

(b)                                 Buyer has delivered to Seller a true, correct and complete copy of (i) the Purchase Agreement (the “Equity Purchase Agreement”) dated June 27, 2013 by and among Bowie Resource Partners, LLC, Buyer, Cedars Energy, LLC and Galena US Holdings, Inc. (the “Equity Investor”), (ii) the letter agreement dated June 27, 2013 by and among Trafigura AG, Bowie Resource Partners, LLC, Buyer and Cedars Energy, LLC, pursuant to which Trafigura AG guarantees the obligations of the Equity Investor under the Equity Purchase Agreement (such letter agreement, together with the Equity Purchase Agreement and Debt Commitment Letter, the “Commitment Letters”) and (iii) all ancillary documents related thereto; in each case relating to the commitment of the Equity Investor to provide the full amount of the cash equity stated therein on the terms contemplated thereby (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(c)                                  Except as set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders or the Equity Investor to provide the Financing or any contingencies that would permit the Lenders or the Equity Investor to reduce the total amount of the Financing.  Without limitation of the foregoing, the fee letter entered into in connection with the Debt Commitment Letter does not contain any direct or indirect condition precedent to funding of the Financing.  As of the date of this Agreement, except for the fee letter, there are no side letters or other contracts or arrangements related to the Financing other than the Commitment Letters.

(d)                                 The Financing, when funded in accordance with the Commitment Letters, shall provide Buyer with acquisition financing on the Closing Date sufficient to consummate the transactions contemplated by this Agreement on the terms contemplated thereby.  Buyer has no reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it in any of the Commitment Letters on the Closing; provided that, Buyer is not making any representation regarding the inaccuracy of the representations and warranties set forth in Article III, or the failure of Seller to perform its obligations hereunder.

(e)                                  The Commitment Letters are valid and binding obligations of Buyer and, to Buyer’s knowledge, the counterparty thereto, and are in full force and effect and are enforceable in accordance with their respective terms, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a material default, breach or failure to satisfy a condition precedent on the part of Buyer under the terms and conditions of the Commitment Letters, other than any such default, breach or failure that has been waived by the Lenders or the Equity Investor, as the case may be, or otherwise cured in a timely manner by Buyer to the satisfaction of the Lenders or Equity Investor, as the case may be; provided that, Buyer is not making any representation regarding the effect of the inaccuracy of the representations and warranties in Article III.  No Commitment Letter has been amended, restated or otherwise modified or waived on or prior to the date of this Agreement and, except as permitted by Section 5.04(c) or as otherwise agreed to in writing by Seller, as of the Closing Date and the respective commitments contained in the Commitment Letters have not been withdrawn, modified or rescinded on or prior to the date of this Agreement, except as agreed by Seller in writing.  Buyer has paid in full any and all commitment fees or other fees or expenses required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement.

(f)                                   In no event shall the consummation of the Financing or any other financing be a condition to any of Buyer’s obligations hereunder.

Section 4.08                                   Solvency.  Upon and immediately after the consummation of the transactions contemplated hereby, Buyer and the Companies will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

Section 4.09                                   No Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Article V

CERTAIN PRE-CLOSING COVENANTS

Section 5.01                                   Confidentiality. Prior to the Closing Date or after any termination of this Agreement, each party shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, the “Representatives”) to hold, in confidence, all confidential documents and information furnished to the other party or its Representatives in connection with the transactions contemplated by this Agreement, except (i)  as required by Applicable Law or (ii) as otherwise permitted by this Agreement.

Section 5.02                                   Conduct of the Business.

(a)                                 Except for matters set forth in Section 5.02 of the Schedules or matters otherwise permitted or required by the terms of this Agreement or except as required by Applicable Law, from the date of this Agreement to the Closing Date, Seller shall cause the Companies to (i) use commercially reasonable efforts to conduct their business in the Ordinary Course of Business, (ii) to the extent consistent therewith, use commercially reasonable efforts to keep intact their business, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal and (iii) maintain and renew (or replace with policies providing substantially similar coverage), if necessary, all insurance policies listed on Section 3.22 of the Schedules and all insurance policies not held in the name of the Companies but which cover the assets and operations of the business of either Company and the employees of either Company.

(b)                                 In addition (and without limiting the generality of the foregoing), except as set forth in Section 5.02 of the Schedules or otherwise permitted or required by the terms of this Agreement or except as required by Applicable Law, Seller, with respect to any of the Companies, shall not do, and shall cause each Company not to do, any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                     amend its certificate of incorporation or by-laws or similar governing instruments;

(ii)                                  issue any equity interest in any of the Companies or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any equity interest in any of the Companies;

(iii)                               adopt or amend in any material respect any material Plan (or any plan that would be a Plan if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by any existing agreement or Plan; provided that the foregoing shall not restrict any Company from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the Ordinary Course of Business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(iv)                              grant to any executive officer any increase in compensation or benefits, except as may be required under any existing agreement or Plan; provided that the foregoing shall not restrict any Company from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the Ordinary Course of Business consistent with past practice, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(v)                                 recognize any labor union or other employee representative, or enter into any collective bargaining agreement, except as required by Applicable Laws;

(vi)                              permit, allow or suffer any of its assets to become subjected to any Lien other than Permitted Liens or under the terms of Debt that will be repaid (and the related liens released) at Closing;

(vii)                           (A) make any loan, redeem or purchase any equity interests of either Company, or (B) make any loans, advances or capital contributions to, or invest in, any other Person, except for employee advances for expenses in the Ordinary Course of Business;

(viii)                        pay, loan or advance any amount to, or enter into any agreement or arrangement with, Seller or any of its Affiliates, except for (A) transactions between the Companies, (B) dividends and distributions or transfers of cash to equity holders of the Companies, (C) intercompany transactions in the Ordinary Course of Business and (D) payments, loans or advances made pursuant to existing agreements;

(ix)                              cancel any material debts owed to or waive any material Claims or rights of the Companies;

(x)                                 fail to pay accounts payable and other obligations when they become due and payable in the Ordinary Course of Business other than those disputed in good faith;

(xi)                              fail to make any capital expenditure or commitment that would be reasonably necessary to operate the Companies in the Ordinary Course of Business, or make or commit to make any material capital expenditure or commitment outside the Ordinary Course of Business not planned as of the date of this Agreement;

(xii)                           change any material method of accounting, accounting practice or policy of a Company; settle or compromise any material Tax liability of a Company; make or change any material Tax election of a Company; or consent to any extension or waiver of the limitation period applicable to any material Tax Claim or assessment of a Company; provided that, for the avoidance of doubt, Seller shall not make any election under Treasury Regulation Section 301.7701-3(c) with respect to any Company;

(xiii)                        cause any material change in the accounting methods or practices, collection policies, pricing policies or payment policies used by any of the Companies other than in the Ordinary Course of Business;

(xiv)                       acquire by merging or consolidating with, or by purchasing a substantial portion of the equity interests or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets other than inventory or in the Ordinary Course of Business;

(xv)                          sell, lease, license or otherwise dispose of any of its assets, except inventory and obsolete or excess equipment or other assets sold or disposed of in the Ordinary Course of Business;

(xvi)                       amend or terminate any Material Contract, enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or waive or assign any material right under any Material Contract, including grants of Intellectual Property rights by assignment, license or otherwise;

(xvii)                    enter into any lease of real property, except any renewals of existing leases or Mining Rights or acquisitions of new Mining Rights in the Ordinary Course of Business; or

(xviii)                 authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

Section 5.03                                   Access to Books and Records.  From the date hereof until the Closing Date, Seller shall provide Buyer and its Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Companies and Seller to the extent relating to the transition of the ownership of the Companies and their businesses to Buyer; provided that such access does not unreasonably interfere with the normal operations of Seller or any of the Companies; provided further that all requests for such access shall be directed to Seller or such other Person as Seller may designate in writing from time to time.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would be reasonably likely to (a) jeopardize any attorney-client or other legal privilege or (b) contravene any Applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the preceding sentence applies.  Seller makes no representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.03, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article III.  The information provided pursuant to this Section 5.03 will be used solely for the purpose of evaluating and effecting the transactions contemplated hereby.

Section 5.04                                   Efforts.

(a)                                 On the terms and subject to the conditions of this Agreement, each party shall use its best efforts to cause the Closing to occur, including taking all actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.  Each party shall not, and shall not permit any of their respective Affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article II not being satisfied.  Without limiting the foregoing or the provisions set forth in Section 5.05, each party shall use its best efforts to cause the Closing to occur on or prior to the Termination Date.  Notwithstanding the foregoing, (i) the actions of the parties with respect to filings, approvals and other matters pursuant to the HSR Act and other Antitrust Laws shall be governed by Section 5.05, (ii) the actions of the parties with respect to Consents shall be governed by Section 5.04(b), and (iii) the actions of the parties with respect to the Financing shall be governed by Section 5.04(c) through Section 5.04(e).

(b)                                 Prior to the Closing, each party shall, and shall cause its Affiliates to, use its best efforts to obtain, and to cooperate in obtaining, all Consents from third parties necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Companies, Seller nor any other Subsidiary of Seller shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees). For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the foregoing sentence shall not apply to the consents set forth on Section 2.02(h) or Section 2.03(f) of the Schedules, and Buyer shall be required to obtain, and shall be solely responsible for obtaining, the consent set forth on Section 2.03(f) of the Schedules and Seller shall be required to obtain, and shall be solely responsible for obtaining, the Consents set forth in Section 2.02(h) of the Schedules. With the exception of the Consents set forth on Section 2.02(h) of the Schedules, Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed in the Schedules and that such Consents and waivers have not been obtained.  If any such Consent is not obtained, or if an attempted assignment of a Canyon Fuel Property, Mining Right or Contract would be ineffective or would adversely affect the rights of Seller, a Company, or any other Subsidiary of Seller such that a Company or Buyer would not in fact receive all such rights of the Canyon Fuel Property, Mining Right or Contract, Seller and Buyer will cooperate in a mutually agreeable arrangement under which the relevant Company would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing or sub-leasing to such Company which Seller would enforce for the benefit of such Company, with such Company assuming Seller’s (or the applicable Seller Subsidiary’s) obligations, against a third party thereto.  Buyer acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed inaccurate or breached, and except with respect to Consents listed on Section 2.02(h) of the Schedules no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent or waiver or (ii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or any such termination. From and after the Closing, Seller shall, and shall cause its Affiliates to, exercise or exploit their respective rights and options under each such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof) only as reasonably directed by the Buyer.

(c)                                  Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or reasonably advisable to consummate, and obtain the proceeds of, the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to, and cause its representatives to, (i) maintain in effect the Commitment Letters; (ii) negotiate and enter into definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained in the Debt Commitment Letter (any such agreements, the “Financing Definitive Agreements”) and deliver to Seller a complete, correct and executed copy thereof as promptly as practicable after execution thereof;  (iii) satisfy on a timely basis all conditions in the Commitment Letters or the Financing Definitive Agreements and comply with its obligations applicable to the Buyer and within its control thereunder; (iv) obtain such third-party consents as may be reasonably required to be obtained by Buyer in connection with the Financing; (v) upon the satisfaction or waiver of such conditions, consummate the Financing on or prior to the Closing; and (vi) promptly enforce its rights under the Commitment Letters or Financing Definitive Agreements, as applicable, in the event of a breach by the financing sources that impedes or delays the Closing, including seeking specific performance by the parties thereunder. Buyer shall not, on or prior to the Closing, without the prior written consent of Seller, (x) permit any amendment, replacement, supplement or modification to, or any waiver of any material provision or remedy under, the Commitment Letters or the Financing Definitive Agreements if such amendment, modification, waiver or remedy (A) adds new (or modifies, in a manner adverse to Buyer, any existing) conditions or contingencies to the consummation of the Financing, (B) reduces the amount thereof below the amount required to consummate the transactions contemplated by this Agreement, including the payment of the Base Purchase Price and any adjustments thereto, and to pay related fees and expenses, (C) materially adversely impacts the ability of Buyer to enforce its rights against other parties to the Commitment Letters or the Financing Definitive Agreements or otherwise materially adversely impacts Seller, or (D) would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement, or (y) terminate or permit termination of any of the Commitment Letters or the Financing Definitive Agreements.  Buyer shall promptly, upon execution thereof deliver to Seller copies of any such amendment, replacement, supplement, modification or waiver.  In the event that all conditions to the Commitment Letter or the Financing Definitive Agreements have been satisfied, or upon funding will be satisfied, Buyer shall use reasonable best efforts to cause the Lenders and the Equity Investor to fund on the Closing Date the Financing (including by taking enforcement action, including seeking specific performance, to cause such Lenders and Equity Investor to fund such Financing) as necessary to cause the Closing to occur by the third Business Day following the satisfaction or waiver of the conditions set forth in Article II (other than those conditions that by their nature are to be satisfied or waived at the Closing).  Buyer shall (I) give Seller prompt oral and written notice of any breach or default by any party to the Commitment Letters, the Financing Definitive Agreements or any commitments pursuant to any Alternative Financing (“Alternative Financing Commitments”), any purported termination or repudiation of the Commitment Letters, the Financing Definitive Agreements or any Alternative Financing Commitments by any party thereto or, upon receipt thereof notice of any material dispute or disagreement between or among the parties to the Commitment Letters, the Financing Definitive Agreements or any Alternative Financing Commitments and (II) otherwise keep Seller reasonably informed of the status of Buyer’s efforts to arrange the Financing (or replacement thereof).  As soon as reasonably practicable, but in any event within three Business Days of the date Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (I) of the immediately preceding sentence.  In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Buyer will (i) use reasonable best efforts to obtain as promptly as reasonably practicable alternative debt or equity financing, as applicable (in an amount sufficient, when taken together with the proceeds from the Debt Financing or Equity Financing, as applicable, to consummate the transactions contemplated by this Agreement, including the payment of the Base Purchase Price and any adjustments thereto, and to pay related fees and expenses) (such alternative debt or equity financing, “Alternative Financing”), on terms that are not less favorable to Buyer than those set forth in                the Commitment Letters and that would not have any of the effects specified in clauses (A), (B), (C) and (D) of the second sentence of this Section 5.04(c), taken as a whole, from the same and/or other sources and enter into definitive agreements with respect thereto (which agreements with respect to the alternative debt financing will be considered Financing Definitive Agreements), and (ii) promptly notify Seller of such unavailability and the reason therefor.

(d)                                 Upon the reasonable request of Buyer, Seller shall, and shall cause its Subsidiaries (including the Companies) to, use its reasonable best efforts to reasonably cooperate with Buyer in connection with the Debt Financing, including, (i) reasonable assistance with preparation of all required financial statements or other financial information relating to the Companies to the extent required by the Debt Commitment Letter, (ii) reasonable participation in meetings and road shows, if any, (iii) the provision of information relating to the Debt Financing reasonably requested by Buyer that is reasonably necessary and customary to assist Buyer in connection with Buyer obtaining the Debt Financing, (iv) reasonable assistance in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents of the Companies to the extent required by the Debt Commitment Letter and (v) taking such action as may reasonably be requested to facilitate the perfection of the Lenders’ security interest in the collateral contemplated by the Debt Financing on the Closing Date; provided that nothing herein shall require such cooperation from Seller or any of its Subsidiaries to the extent it would unreasonably interfere with the ongoing operations of Seller and its Subsidiaries.

(e)                                  Buyer shall, promptly upon request of Seller, reimburse Seller for all reasonable out-of-pocket costs incurred by Seller or any of its Subsidiaries in connection with such cooperation.  Buyer shall indemnify and hold harmless Seller and its Subsidiaries for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by Seller and its Subsidiaries) except to the extent such losses arise from any Warranty Breach for purposes of Section 8.01, any breach or non-compliance by Seller of any covenant or agreement in this Agreement.

(f)                                   Any information provided to Buyer or its representatives in accordance with this Section 5.04 or otherwise pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, shall be deemed to be provided under, and shall be subject to the terms of, the Confidentiality Agreement.

(g)                                  Neither Buyer nor any of its Affiliates shall terminate the Equity Purchase Agreement pursuant to Section 7.01(a) of the Equity Purchase Agreement without the prior written consent of Seller.

Section 5.05                                   Regulatory Filings.

(a)                                 Each of Seller and Buyer shall as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, (i) file or cause to be filed with the FTC and the DOJ the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) make such other filings as are necessary in other jurisdictions as soon as practicable in order to comply with all Applicable Laws relating to competition and shall promptly provide any supplemental information requested by applicable Governmental Bodies relating thereto.  Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act and such other Applicable Law.  Each of Seller and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and such other Applicable Law.  Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Body and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act and such other Applicable Law.  Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act and such other Applicable Law.  Further, and without limiting the generality of the rest of this Section 5.05, each of the parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other parties may request in connection with the foregoing; (ii) inform the other of any material communication from any Governmental Body regarding any of the transactions contemplated by this Agreement; and (iii) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Body and any other information supplied by such party and such party’s Subsidiaries to a Governmental Body or received from such a Governmental Body in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Companies and (y) as necessary to comply with contractual arrangements or Applicable Law.  Each party hereto shall, subject to Applicable Laws, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Body in connection with the transactions contemplated by this Agreement.  Seller agrees not to participate, or to permit their Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the transactions contemplated by this Agreement unless it consults with Buyer in advance and, to the extent not prohibited by such Governmental Body, gives Buyer the opportunity to attend and participate.

(b)                                 Buyer and its Affiliates shall take whatever action is reasonably necessary to obtain any clearance under the HSR Act and such other Applicable Law for the consummation of the transactions contemplated by this Agreement prior to the Termination Date and to prevent the FTC, DOJ or other Governmental Body, as the case may be, from filing an Antitrust Law action with a court or Governmental Body, which if the Governmental Body were to prevail, would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.  In the event any action is threatened by any Governmental Body or any Person challenging the transactions contemplated by this Agreement as violative of the Antitrust Laws, Buyer and/or its Subsidiaries and Affiliates shall take such actions, but not including any divestiture,  as may be necessary to avoid, resist or resolve such action prior to the Termination Date.  In addition, Buyer and/or its Affiliates shall take such action as may be required by any federal or state court of the United States or any Antitrust Law, in any action brought by a Governmental Body or any other Person challenging the transactions contemplated by this Agreement as violative of the Antitrust Laws in order to avoid the entry of any preliminary or permanent injunction or other preliminary or permanent order that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, and in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement, Buyer and/or its Affiliates shall take promptly any steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.  In the event that any Governmental Body with the authority to clear or approve the transactions contemplated by this Agreement issues or is likely to issue an order not clearing or approving such transactions, Buyer and its Affiliates shall take such action, as may be reasonably necessary to avoid, resist, dissolve, reverse or resolve such action prior to the Termination Date.  Buyer and Seller shall cooperate with each other (including complying with reasonable requests for information) in obtaining the expiration of the waiting period under the HSR Act, obtaining any clearance or approval under any Antitrust Law, defending any Antitrust Law action, preventing any action that would prevent the consummation of the transactions contemplated by this Agreement or reversing, lifting or removing any order of a Governmental Body delaying or prohibiting the consummation of the transactions contemplated by this Agreement.  Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Body.  Under no circumstances shall Buyer be required to make any divestiture in order to obtain any clearance under the HSR Act or such other Applicable Law for the consummation of the transactions contemplated by this Agreement.

Section 5.06                                   Resignation of Managers.  Seller shall obtain the resignations, effective contemporaneously with the Closing, of the managers, directors and, except as set forth on Section 5.06 of the Schedules, the officers (as applicable) of each of the Companies.

Section 5.07                                   Tax Matters.

(a)                                 FIRPTA Certificate.  Seller shall deliver to Buyer, on or prior to the Closing Date, a certificate, duly executed and acknowledged by Seller and signed under penalties of perjury, that satisfies the requirements set forth in Treasury regulations Section 1.1445-2(b)(2) and is in a form reasonably acceptable to Buyer.

(b)                                 Purchase Price Allocation.  Seller shall prepare a schedule allocating the Initial Equity Purchase Price in accordance with Section 1060 of the Code and the U.S. Treasury regulations promulgated thereunder.  Seller shall deliver such schedule to Buyer within sixty (60) days after the Closing Date and shall permit Buyer thirty (30) days to review and comment.  Seller shall make such revisions to the schedule as are reasonably requested by Buyer within thirty (30) days of receiving Buyer’s comments, and the parties shall use reasonable efforts to any resolve any disagreements with respect to the schedule.  In the event the parties agree to a schedule, Seller and Buyer and their respective Affiliates shall file all Tax Returns (including for purposes of Section 1060 of the Code) consistent with such allocation and neither Seller nor Buyer (nor any of their respective Affiliates) shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by Applicable Law.  Buyer shall timely and properly prepare, execute, file and deliver all such documents or other information as Seller may reasonably request in preparing such allocation, and Seller shall timely and properly prepare, execute, file and deliver all such documents or other information as Buyer may reasonably request in commenting on such allocation. Upon determination of the final Closing Date Balance Sheet and the Statement pursuant to Section 1.04, if applicable, Seller shall promptly prepare and deliver to Buyer a revised allocation schedule, and the parties shall follow the procedures outlined above with respect to review, comment, and agreement in respect of such revised allocation schedule.  Notwithstanding the foregoing, in the event that Buyer and Seller are not able to arrive at a mutually agreeable allocation within thirty (30) days after Buyer provides comments to Seller’s schedule (or amended schedule pursuant to the previous sentence, if applicable), each of Seller and Buyer may adopt a separate allocation of the purchase price as such party shall determine, and each party may use its own separate allocation in filing its own Tax Returns (including for purposes of Section 1060 of the Code) and taking any position (whether in audits or otherwise), except as otherwise required by a determination, as defined in Section 1313(a) of the Code.

(c)                                  Tax Indemnification.  Except to the extent such Taxes were included as a Current Liability in the calculation of Working Capital for purposes of determining the Closing Amount, Seller shall be responsible for and shall indemnify and hold Buyer and the Companies harmless from and against (i) all Taxes payable by or with respect to each Company and their respective businesses, operations, and assets for periods ending on or prior to the Closing Date, regardless of whether such Taxes are due on, prior to, or after the Closing Date, (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which any Company (or any predecessor of any Company) is or was a member on or prior to the Closing Date by reason of Treasury regulation Section 1.1502-6(a) or any analogous or similar provision under state, local or foreign Applicable Law, (iii) all Transfer Taxes required to be borne by Seller pursuant to Section 5.07(e), and (iv) all Taxes of or imposed on Seller or any Affiliate of Seller (other than a Company) arising from the transactions described in this Agreement (other than Transfer Taxes required to be borne by Buyer pursuant to Section 5.07(e)).  Buyer shall be responsible for and shall indemnify and hold Seller harmless from and against all Taxes payable by each Company attributable to periods (or portions thereof) beginning after the Closing Date.  Each party shall invoice the other party for the amount of Taxes that the other party is responsible for pursuant to this Section 5.07(c), and such amount shall be paid by the other party within twenty (20) days of receipt of such invoice, but in no case shall such payment be required to be made more than five (5) days prior to the due date of the Tax Return to which such Taxes relate.

(d)                                 Prorations.  For purposes of determining Seller’s and Buyer’s respective shares of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date and the portion beginning after the Closing Date shall be (i) in the case of ad valorem and property Taxes, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined based on an interim closing of the books as of the end of the Closing Date; provided that, for the avoidance of doubt (and without double counting), any Taxes that were included as a Current Liability in the calculation of Working Capital for purposes of determining the Closing Amount shall be taken into account as amounts Seller has already paid for determining each party’s actual amount of share of Taxes that are payable with respect to any Straddle Period; provided further that, to the extent the Taxes that were included as a Current Liability in the calculation of Working Capital for purposes of determining the Closing Amount exceed Seller’s share of such Taxes as determined under this Section 5.07(d), Buyer shall pay Seller any such excess pursuant to Section 5.07(c).  With respect to ad valorem and property Taxes, the parties agree that Taxes that are payable in the calendar year in which the Closing occurs, and only Taxes that are payable in such calendar year, shall be treated as Taxes that are payable with respect to a Straddle Period for purposes of this Agreement.

(e)                                  Transfer Taxes.  All sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer, stamp and other similar Taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement (“Transfer Taxes”) shall be borne 50% by Seller and 50% by Buyer provided, however, that any Transfer Taxes incurred in connection with the transactions contemplated by Section 5.13 shall be borne exclusively by Seller.  The parties shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other party when such filings have been made.  Seller and Buyer shall cooperate and consult with each other prior to filing such Tax Returns to ensure that all such returns are filed in a consistent manner and shall promptly reimburse a party who has paid more Transfer Taxes than the amount for which it is responsible.  Seller and Buyer shall cooperate, to the extent possible, in qualifying for available exemptions or exclusions from Transfer Taxes.

(f)                                   Cooperation.  Each party shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation, execution and filing of Tax Returns of or including the assets or results of operations of any Company and in connection with any audit, litigation or other proceeding with respect to Taxes relating to any Company.

Section 5.08                                   Notification of Changes.  Between the date hereof and the Closing Date, each party shall promptly notify the other party in writing if such party becomes aware of (a) any fact or condition that causes or constitutes a breach of any of such party’s representations or warranties made as of the date hereof or (b) the occurrence of any fact or condition that would, or would be reasonably likely to, cause or constitute a breach of any of such party’s representations or warranties contained in Article III and Article IV, respectively, had such representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition.  Each party shall also promptly notify the other party of the occurrence of any breach of any covenant of such party contained in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article II impossible or unlikely.  Notwithstanding anything else in this Agreement to the contrary, this Section 5.08, and compliance by the parties of the provisions herewith, shall not (i) modify or limit in any way Buyer’s or Seller’s rights under Article II, Article III, Article IV or Article VIII or any other provision hereof or (ii) be taken in account in any respect for purposes of determining whether the conditions set forth in Section 2.02 or Section 2.03 have been satisfied.

Section 5.09                                   Intercompany Accounts.  On or prior to the Closing Date, Seller shall use commercially reasonable efforts to cause all intercompany accounts between Seller and/or any of its Subsidiaries (other than the Companies), on the one hand, and the Companies, on the other hand, to be settled or otherwise eliminated in such a manner as Seller shall determine.  Intercompany accounts between and among the Companies shall not be affected by this provision.

Section 5.10                                   Intercompany Arrangements.  Effective at the Closing, Seller shall cause all arrangements, understandings or Contracts set forth in Section 3.19 of the Schedules to be terminated, except for Contracts listed in Section 5.10 of the Schedules.  For the avoidance of doubt, any agreements, understandings or Contracts entered into by Seller or one of its Affiliates with a third party, which third party is not one of the Companies listed in Section 3.19 of the Schedules, shall not be terminated pursuant to this Agreement; however, no Company shall thereafter receive any benefits or have any liabilities under such agreements, understandings or Contracts.

Section 5.11                                   Guarantees/Commitments; Insurance.

(a)                                 Buyer shall, prior to Closing, cause itself or one or more of the Companies to be substituted in all respects for Seller and its Affiliates (other than the Companies), and for Seller and its Affiliates (other than the Companies) to be released, effective as of the Closing, in respect of all obligations of Seller and any of its Affiliates under each guarantee, indemnity, surety bond, letter of credit, letter of comfort or other obligation relating to the business of the Companies, including those listed in Section 2.03(f) of the Schedules (each, a “Parent Guarantee”); provided, however, that in the event that such substitution and release is not obtained for any Parent Guarantee, following the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid or incurred by Seller or its Affiliates in connection with any such Parent Guarantee that is not substituted and released including, without limitation, any cost of maintenance or letter of credit or other collateral paid to maintain such Parent Guarantee.

(b)                                 Buyer acknowledges and agrees that, effective upon the Closing, the insurance policies of Seller and its Affiliates related to the Companies shall be terminated or modified to exclude coverage of the Companies, and, as a result, it shall be the obligation of Buyer to obtain at its sole cost and expense replacement insurance effective from and after the Closing, including insurance required by any third party to be maintained by the Companies.

Section 5.12                                   No Shop.

(a)                                 Seller will not, and will not permit any of its Affiliates, either Company or any of their respective Representatives to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Companies or any equity interests in either Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”); (ii) facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction; (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of either Company in connection with an Acquisition Transaction; or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)                                 Seller shall and shall cause each Company and their respective Representatives to immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Purchaser) conducted heretofore with respect to any of the foregoing.  Seller agrees not to and to cause each Company and their respective Representatives not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

Section 5.13                                   Certain Contracts, Real Property Interests and Employee Arrangements.  Prior to Closing, Seller shall, or shall cause its applicable Affiliate or Affiliates to, (i) form Newco as a limited liability company organized under the laws of the State of Delaware with a Certificate of formation and operating agreement in form and substance reasonably acceptable to Buyer, (ii) assign, transfer and convey to Newco the designated Canyon Fuel Property set forth on Section 3.08(a) and Section 3.08(b) of the Schedules and the designated Mining Rights set forth on Section 3.08(d) of the Schedules, (iii) assign, transfer and convey to Canyon Fuel the designated Contracts set forth on Section 3.10 of the Schedules and each other Contract set forth on Section 5.13(iii) of the Schedules and (iv) transfer the employees set forth on Section 5.13(iv) of the Schedules to Canyon Fuel (provided, however, that to the extent that any employee that is set forth on Section 5.13(iv) of the Schedules is also set forth on Section 6.01(d) (i) or Section 6.01(d)(ii) of the Schedules, and such employee is deemed to be deleted from Section 6.01(d)(i) or Section 6.01(d)(ii) of the Schedules pursuant to Section 6.01(d), such employee shall also be deemed to be deleted from Section 5.13(iv) of the Schedules).

Section 5.14                                   Contact with Employees, Customers, Suppliers and Other Business Relations.  Prior to the Closing, upon Buyer’s reasonable request, Seller shall use commercially reasonable efforts to afford Buyer an opportunity to engage in discussions with the employees, customers, suppliers and other business relations of any Company at reasonable times and subject to reasonable conditions and compliance with Applicable Laws.

Section 5.15                                   Environmental Assessments.  At Buyer’s request and at its sole cost, Seller: (i) shall permit or cause to be permitted Buyer and Buyer’s environmental consultant, upon reasonable notice at reasonable times and subject to reasonable conditions, to conduct such investigations known as “Phase I” environmental site assessments of any Canyon Fuel Property or Mining Right and the operations conducted thereat as Buyer, in its sole discretion, shall deem necessary or prudent, and (ii) may, in its sole discretion, permit or cause to be permitted Buyer and Buyer’s environmental consultant to conduct such investigations known as “Phase II” environmental site assessments or any other site assessment involving sampling and analysis of environmental media, building materials, or any invasive sampling at any Canyon Fuel Property or Mining Right (“Buyer’s Environmental Assessments”). Any and all Buyer’s Environmental Assessments shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with Applicable Laws and in a manner that minimizes the disruption of the operations of the Companies; provided that Buyer shall indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid or incurred by Seller or its Affiliates to the extent arising out of the activities of Buyer or its consultants in connection with the performance of any Buyer’s Environmental Assessments.

Section 5.16                                   Certain Actions under the Equity Purchase Agreement. Buyer and certain of its Affiliates (together, the “Buyer Parties”) thereof are each a party to the Equity Purchase Agreement and a beneficiary of various conditions precedent to the obligations thereunder of the parties to the Equity Purchase Agreement. At the written direction of Seller, each Buyer Party shall, and shall cause its Affiliates to, (i) take or cause to be taken all action necessary to cause the waiver or satisfaction of any conditions precedent under the Equity Purchase Agreement that are within the control of any of the Buyer Parties or any of their Affiliates or which it or they may exercise control with respect thereto and (ii) take all action reasonably necessary to confirm to the Buyer Parties’ counterparties to the Equity Purchase Agreement that such conditions precedent have been waived or satisfied by the Buyer Parties. The Buyer Parties shall cause the prompt consummation of the transactions contemplated by the Equity Purchase Agreement in connection with the satisfaction or waiver of the conditions precedent thereto, including, without limitation, by delivering, or causing to be delivered, the closing deliverables required thereunder or by seeking specific performance of the obligations of any other party thereto.

Section 5.17                                   Transfer of Certain Inventory.  Immediately prior to the Closing, Seller shall cause each Company to assign, transfer and convey to Seller (or one or more of its Affiliates designated by Seller) all of such Company’s right, title and interest in and to any coal or other minerals that is at such time located at the places set forth on Section 5.17 of the Schedules in exchange for consideration equal to the valuation of such coal or other minerals using pricing as of March 31, 2013 as set forth in Section 5.17 of the Schedules.  Section 5.17 of the Schedule sets forth, as of the date of this Agreement, a good faith estimate of Seller of the value, as of March 31, 2013, of the coal or other minerals that, as of March 31, 2013, were located at the places set forth on Section 5.17 of the Schedules.

Article VI

COVENANTS OF BUYER

Section 6.01                                   Employment and Benefit Arrangements.

(a)                                 Prior to the Closing Date, Seller shall take all action necessary to cause the Companies to, effective as of the Closing Date, cease to be participating employers in any of the Plans that are not  Subsidiary Plans.  Buyer shall not assume any Plan other than any Subsidiary Plan and shall have no obligations or liabilities with respect to the Plans other than any Subsidiary Plan with respect to liabilities and obligations thereunder with respect to any Company Employees.  Except to the extent arising from any Warranty Breach for purposes of Section 8.01, on and after the Closing Date, the Companies and their Affiliates (which shall, for the avoidance of doubt, include Buyer) shall be responsible and liable for all Employee Related Liabilities.  For purposes of this Agreement, the term “Employee Related Liabilities” means collectively, any liability related to the Company Employees, to the extent such liability relates to, results from, arises out of or was incurred in connection with such employees’ employment with Seller or any of its Affiliates prior to the Closing, including any termination of employment on or after the Closing Date, other than with respect to any liability relating to any Seller Plan, subject to the provisions of Section 6.01(e) hereof.  For the avoidance of doubt and without limiting the foregoing, Buyer shall not assume, and Seller shall retain and satisfy, any and all liabilities associated with Seller’s defined benefit pension plans and retiree welfare arrangements.

(b)                                 For the period beginning  on the Closing Date and ending on December 31, 2014 (the “Benefits Continuation Period”), Buyer shall cause the Companies to provide Company Employees with (i) annual rates of base salary or wages, as applicable, and annual incentive compensation opportunities that are no less favorable, as reasonably determined by Buyer, to the annual rates of base salary or wages, as applicable and annual incentive compensation opportunities in effect for such Company Employees as of the Closing Date and (ii) employee benefits (other than post-retirement medical benefits) that are no less favorable in the aggregate, as reasonably determined by Buyer, than the employee benefits in effect for such Company Employees as of the Closing Date; provided, however, that in no event shall severance benefits during the Benefits Continuation Period be less favorable (A) than those provided under the Divestiture Severance Plan — Tier I and the Divestiture Severance Plan — Tier II, as each such severance plan is adopted by Buyer pursuant to Section 6.01(d) effective as of the Closing Date, for each Company Employee covered under such severance plans pursuant to Section 6.01(d), and (B) to the extent any Company Employee is not covered under the plans described in clause (A), than those provided under the Severance Plan covering Arch Coal Employees as of June 16, 2012, as amended and in effect on the date hereof.  During the Benefits Continuation Period, Buyer shall cause the Companies to honor all Subsidiary Plans as such plans are in effect on the Closing Date and shall not take, or cause and Person to take, any action that would adversely affect the rights of any Company Employee thereunder, subject to Buyer’s right to terminate a Subsidiary Plan.  Nothing in this Section 6.01 is intended to represent a guarantee of employment or otherwise restrict the authority of any of the Companies or to terminate the employment of any of their employees, subject to applicable law.

(c)                                  With respect to any employee benefit plans in which any Company Employees participate on or after the Closing, Buyer shall cause the Companies to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing (ii) provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all continuous service of the Company Employees with the Companies, Seller or an Affiliate of Seller (including continuous service with an entity that was previously acquired by the Companies), as applicable, for all purposes (including for purposes of eligibility to participate, vesting credit and entitlement to benefits, including under any paid time off and severance plans or policies, but excluding benefit accrual under a defined benefit pension plan) under any employee benefit plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.  This Section 6.01 shall survive the Closing, is intended to benefit the Companies, and shall be binding on all successors and assigns of Buyer and the Companies.

(d)                                 Buyer shall, or shall cause the Companies to, adopt, effective as of the date of the Closing, (i) the Divestiture Severance Plan — Tier I, in the form attached as Exhibit B hereto, covering the Company Employees identified on Section 6.01(d)(i) of the Schedules and (ii) the Divestiture Severance Plan — Tier II, in the form attached as Exhibit C hereto, covering the Company Employees identified on Section 6.01(d)(ii) of the Schedules; provided, however, that Buyer and Seller hereby acknowledge that Seller shall have the right to extend, or cause one or more of its Affiliates to extend, offers of employment (A) on terms no more favorable to such Company Employee than those existing on the date of this Agreement to any or all of the Company Employees listed on Section 6.01(d)(i) and Section 6.01(d)(ii) of the Schedules prior to Closing in response to unsolicited inquiries from such Company Employee or (B) as a result of an unsolicited inquiry from or application by a Company Employee in response to an open position posted by the Seller on the Seller’s intranet; and provided further, that in the event that any of the Company Employees listed on Section 6.01(d)(i) or Section 6.01(d)(ii) of the Schedules elect to accept such offer, such employees shall be deemed to be deleted from Section 6.01(d)(i) or Section 6.01(d)(ii) of the Schedules (as applicable) for the purposes of this Section 6.01(d).

(e)                                  Except to the extent arising from any Warranty Breach for purposes of Section 8.01, after the Closing Date, the Companies shall pay, or Buyer shall pay or shall cause one or more of Buyer’s Affiliates to pay, all liabilities of either Company, Seller or any Affiliate of Seller with respect to any current or former employees of either Company (including retired employees who retired from one of the Companies or a predecessor thereto) under the Federal Mine Safety and Health Act of 1977, as amended, and other

Applicable Law for any Claims for disability or death due to “black lung” or pneumoconiosis or any similar or related conditions, whenever created.

(f)                                   This Section 6.01 shall survive the Closing, is intended to benefit the Companies, and shall be binding on all successors and assigns of Buyer and the Companies.  Nothing in this Section 6.01 shall (i) create any third party beneficiary right in any Person other than the parties to this Agreement, including any current or former employee of the Companies, any participant in any Plan or any dependent or beneficiary thereof or (ii) constitute an amendment to any Plan or any other plan or arrangement covering employees of the Companies.

Section 6.02                                   Name Change.  As promptly as practicable, but in any case within sixty (60) days after the Closing Date, Buyer shall (i) eliminate (or cause to be eliminated) the use of the names “Arch Coal” and “ACI” and variants thereof from the properties, assets, and businesses of the Companies and (ii) make (or cause to be made) all filings (including assumed name filings) required to reflect any change of name of each Company in all applicable records of Government Bodies.  Except with respect to such grace period for eliminating existing usage, Buyer shall have no right to use any logos, trademarks, trade names or other similar rights owned by Seller or any of its Affiliates other than the Companies.  Buyer shall provide copies of such filings to Seller and be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name, and any resulting notification or approval requirements.

Article VII

TERMINATION

Section 7.01                                   Termination.  This Agreement may be validly terminated only as follows:

(a)                                 by the mutual written consent of Buyer and Seller at any time prior to the Closing;

(b)                                 by either Seller or Buyer, by written notice to the other party, if the Closing shall not have occurred on or prior to the date that is one hundred and twenty (120) days after the date hereof (the “Initial Termination Date”); provided that if prior to the Initial Termination Date, any of the conditions to the Closing set forth in Section 2.01 have not been satisfied (or waived) but all other conditions to the Closing (other than those conditions which by their terms cannot be satisfied until the Closing) have been satisfied (or waived) or are capable of being satisfied by the Initial Termination Date, the Initial Termination Date may be extended by either Seller or Buyer for up to three (3) months from the Initial Termination Date (the Initial Termination Date, as it may be extended pursuant to this Section 7.01(b), is referred to herein as the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party whose breach of any covenant or agreement under this Agreement shall have been a material cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)                                  by either Seller or Buyer, if any Prohibitive Order permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such Prohibitive Order;

(d)                                 by Buyer, by written notice to Seller, if Seller has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Seller contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 2.01 or Section 2.02 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate, and (ii) such breach or failure to perform or inaccuracy cannot be cured by Seller or, if capable of being cured, shall not have been cured within thirty (30) days after receipt by Seller of notice in writing from Buyer, specifying the nature of such breach and requesting that it be cured, or Buyer shall not have received adequate assurance of a cure of such breach within such thirty (30) day period; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if it is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 2.01 or Section 2.03 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied;

(e)                                  by Seller, by written notice to Buyer, if Buyer has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Buyer contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 2.01 or Section 2.03 cannot be satisfied and (ii) such breach or failure to perform or inaccuracy cannot be cured by Buyer or, if capable of being cured, shall not have been cured within thirty (30) days after receipt by Buyer of notice in writing from Seller, specifying the nature of such breach and requesting that it be cured, or Seller shall not have received adequate assurance of a cure of such breach within such thirty (30) day period; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if Seller is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 2.01 or Section 2.02 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied; or

(f)                                   by Seller, if all of the conditions set forth in Section 2.01 and Section 2.02 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Buyer fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.03, and Seller stood ready and willing to consummate such transactions on that date; provided that if Seller elects to terminate this Agreement pursuant to this Section 7.01(f) rather than exercise, or continue to exercise, its remedies pursuant to Section 11.15(b), then, within five (5) Business Days upon notification of such election, Buyer shall pay to Seller, in immediately available funds, an amount equal to $20,000,000 plus all of the reasonable out-of-pocket fees and expenses (including all reasonable fees, expenses and disbursements of counsel, accountants, investment bankers, experts and consultants to Seller and its Affiliates and representatives) incurred by Seller or any of its Subsidiaries on or prior to the termination of this Agreement in connection with the consideration of, and planning for, the negotiation of and all the efforts to implement, the transactions contemplated hereby, including, without limitation, any reasonable expenses incurred in connection with the preparation of the Audited Financial Statements  (the “Reverse Termination Fee”).  Notwithstanding anything to the contrary in this Agreement, the parties agree that payment of such amount shall be the sole and exclusive remedy of Seller against the Buyer or any of its Representatives, Affiliates or any Debt Financing Sources for any loss suffered by Seller hereunder in the event of termination of this Agreement pursuant to this Section 7.01(f), and upon payment of such amount, neither Buyer nor any of its Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the Debt Commitment Letter or the transactions contemplated hereby (except that Buyer shall remain obligated for, and Seller may be entitled to remedies with respect to, the Confidentiality Agreements, any expense reimbursement and indemnity obligations of Buyer contained in Section 5.04(e) and Section 5.15 and any interest and expenses pursuant to the following sentence of this Section 7.01(f)).  In the event that Buyer fails to timely pay any amount due pursuant to this Section 7.01(f) and, in order to obtain such payment, Seller commences a suit that results in a judgment against Buyer for the payment of the Reverse Termination Fee, Buyer shall pay Seller its costs and expenses incurred in connection with such suit along with the Reverse Termination Fee, together with interest on such aggregate amount due Seller pursuant to this Section 7.01(f) at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.  For the avoidance of doubt, Buyer shall have no obligation to pay such amount, in the circumstances where such amount is owed pursuant to this Section 7.01(f), in the event Seller seeks specific performance unless and until such request for specific performance is rejected or withdrawn.

Section 7.02                                   Effect of Termination.

(a)                                 In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall thereafter become void and have no further force and effect, and no party (nor any of its Representatives or Affiliates) shall have any liability to any other Person; provided that (i) the obligations of the parties hereto contained in Section 5.01, Section 7.01, this Section 7.02 and Article XI, the expense reimbursement and indemnity obligations of Buyer contained in Section 5.04(e) and Section 5.15 and the Confidentiality Agreement shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from any liability or damages to the extent that failure to satisfy the conditions of Article II results from a willful breach of any covenant or agreement made by such party.

(b)                                 In the event that this Agreement is terminated pursuant to Section 7.01,  Buyer shall, as promptly as practicable and in no event later than three (3) Business Days following such termination, return to Seller or destroy, and will cause its Representatives to return to the Companies or destroy, all of the documents and other materials received from the Companies, Seller or its respective Affiliates and/or Representatives relating to any of them or the transactions contemplated by this Agreement, whether so obtained before or after execution of this Agreement, and Buyer (or, if Buyer is not signatory thereto, its Affiliate signatory thereto) shall comply with all of its obligations under the Confidentiality Agreement.

Article VIII

INDEMNITY

Section 8.01                                   Seller’s Agreement to Indemnify.  Upon the terms and subject to the conditions of this Article VIII, Seller shall, from and after the Closing, indemnify, defend and hold harmless Buyer and its Affiliates, which after the Closing shall include the Companies, (and their respective directors and officers) (the “Buyer Indemnitees”) from and against any and all Claims, liabilities, losses, damages, payments, deficiencies, awards, settlements, assessments, judgments, costs and expenses, including reasonable costs and expenses incurred in connection with investigating and defending any Claims and the reasonable fees and disbursements of counsel, consultants and other professionals (collectively, “Damages”), which any of them shall incur, sustain or suffer and which relate to or arise, directly or indirectly, out of or in connection with (i) any breach or inaccuracy by Seller of any representation or warranty in this Agreement (each such breach and inaccuracy, a “Warranty Breach”) or (ii) any breach or non-compliance by Seller of any covenant or agreement in this Agreement (items (i) and (ii) collectively, “Buyer Claims”); it being agreed for purposes of this Section 8.01 that any Warranty Breach or breach or non-compliance by Seller of any covenant or agreement and the amount of any Damages arising therefrom shall be determined without giving effect to any qualification as to materiality (including the word “material” or “Material Adverse Effect”) except with respect to the representations and warranties set forth in the last sentence of Section 3.05(b) and Section 3.15.  Notwithstanding anything herein to the contrary, the Buyer Indemnitees shall not be entitled to recover any Damages relating to any matter arising under one provision of this Agreement to the extent (i) the Buyer Indemnitees have already recovered the same Damages with respect to such matter pursuant to other provisions of this Agreement or (ii) such Damages were taken into account in determining the Closing Amount (and had the effect of reducing the Initial Equity Purchase Price).

Section 8.02                                   Seller’s Limitation of Liability.  Seller shall not be liable with respect to any Warranty Breach if the amount of Damages resulting from such Warranty Breach, or any series of related Warranty Breaches, does not exceed $100,000 (“De Minimis Claim”); provided, however, that, to the extent Damages exceed the De Minimis Claim amount with respect to any Warranty Breach, or series of related Warranty Breaches, the full amount of Damages with respect to such Warranty Breach, or series of related Warranty Breaches, shall be applied to the Basket without regard to such De Minimis Clam amount (and not only with respect to Damages in excess of the De Minimis Claim amount).  Seller shall not be liable unless the aggregate amount of Damages with respect to all Warranty Breaches (other than those relating to a Fundamental Representation or Section 3.11 or Section 3.13) exceeds $3,000,000 (the “Basket”); provided, however, that, to the extent that the aggregate amount of Damages exceed the Basket, the full amount of Damages with respect to all Warranty Breaches shall be recoverable without regard to the Basket (and not only with respect to Damages in excess of Basket).  Seller’s maximum liability in the aggregate for all Claims for indemnification for Warranty Breaches (other than those relating to a Fundamental Representation or Section 3.11 or Section 3.13) shall not exceed $55,000,000 (the “Cap”).  Notwithstanding the foregoing, Seller’s maximum liability in the aggregate for all Claims for indemnification pursuant to Section 5.07 or Section 8.01 shall not exceed the Base Purchase Price.

Section 8.03                                   Buyer’s Agreement to Indemnify.  Upon the terms and subject to conditions of this Article VIII, Buyer shall, from and after the Closing, indemnify, defend and hold harmless Seller and its Affiliates (and their respective directors and officers), from and against all Damages which any of them shall incur, sustain or suffer and which relate to or arise, directly or indirectly, out of or in connection with (i) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, (ii) non-fulfillment of any agreement or covenant of Buyer or (iii) the ownership or operation of the Companies on and after the Closing Date (with the exception in the case of clause (iii), for any claims with respect to which Seller is obligated to indemnify the Buyer Indemnitees as a result of a breach of any representation or warranty or covenant of Seller contained in or made pursuant to this Agreement (items (i), (ii) and (iii), collectively, “Seller Claims”).

Section 8.04                                   Buyer’s Limitation of Liability.  Buyer’s maximum liability in the aggregate for all Claims for indemnification pursuant to Section 8.03 shall not exceed the Base Purchase Price.

Section 8.05                                   Procedures for Indemnification.  If an indemnified party shall desire to assert any Claim for indemnification provided for under this Article VIII other than a Claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party (the “Indemnified Party”) shall give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any Claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought and will provide such Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request; provided, that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.

Section 8.06                                   Conditions of Indemnification With Respect to Third-Party Claims.  The obligations and liabilities of Seller and Buyer with respect to Buyer Claims and Seller Claims, respectively, which arise or result from Claims for Damages made by third parties (“Third-Party Claims”) shall be subject to the following terms and conditions:

(a)                                 The Indemnified Party will give the Indemnifying Party prompt notice of any such Third-Party Claim, setting forth therein in reasonable detail the basis for such Third-Party Claim (and will provide such Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request), and the Indemnifying Party shall, if the Indemnifying Party has confirmed in writing that it has the obligation to indemnify the Indemnified Party with respect to such Third-Party Claim, have the right to undertake the defense thereof by counsel chosen by it and reasonably satisfactory to the Indemnified Party; provided, that failure to provide such prompt notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure; and provided, further, that the Indemnified Party will reasonably cooperate with the Indemnifying Party in defending such Third-Party Claim.  If the Indemnifying Party undertakes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.

(b)           If the Indemnifying Party, within a reasonable time after notice of any such Third-Party Claim (and in any event within thirty (30) days after such notice), fails to defend the Indemnified Party against which such Third-Party Claim has been asserted (or after assuming such defense, fails to diligently prosecute, or withdraws from, such defense), the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim for the account and risk of the Indemnifying Party and the Indemnifying Party will reasonably cooperate with the Indemnified Party in defending such Third-Party Claim; and

(c)           Any provision in this Article VIII to the contrary notwithstanding, (A) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the absolute right, to defend, compromise or settle such Third-Party Claim; provided, however, that if such Third-Party Claim is settled without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnified Party shall be deemed to have waived all rights hereunder against the Indemnifying Party for Damages arising out of such Third-Party Claim; (B) the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), settle or compromise any Third-Party Claim or consent to the entry of any judgment which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such Third-Party Claim, (ii) includes the award of monetary damages that will not be paid in full by the Indemnifying Party or (iii) subjects the Indemnified Party to any injunctive relief or other equitable remedy; and (C) except as provided in clause (A) of this Section 8.06(c) the Indemnified Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), settle or compromise any Third-Party Claim or consent to the entry of any judgment.

Section 8.07            Limitation on Damages.

(a)           Any indemnification payable pursuant to this Article VIII shall be net of any amounts recoverable (after deducting related costs and expenses) by the Indemnified Party:

(i)            for the Damages for which such indemnification payment is made, under any warranty or indemnity from any third party; and

(ii)           under applicable insurance policies.

(b)           If the Indemnified Party determines not to pursue any such recovery under Section 8.07(a), the Indemnified Party shall promptly so notify the Indemnifying Party, and the Indemnifying Party (in its name or in the name of the Indemnified Party) shall be entitled to pursue such recovery directly and the Indemnified Party shall use reasonable efforts to cooperate with the Indemnifying Party in its pursuit of such recovery (including the assignment by the Indemnified Party to the Indemnifying Party of any rights to proceed against the applicable third party), provided that (x) such recovery shall not unreasonably interfere with the operation of the business of the Indemnified Party and (y) the Indemnifying Party shall defend, indemnify and hold harmless the Indemnified Party from and against, and shall pay or reimburse the Indemnified Party for, any Damages which it may incur or to which it may be subjected, resulting from or arising out of or otherwise based upon the Indemnifying Party’s efforts to pursue any such recovery.

(c)           The Indemnifying Party shall not be liable under this Article VIII for any (1) Damages relating to any matter to the extent that (A) there is included in the Financial Statements an identifiable liability or reserve (including liabilities or reserves that are not individual line items, but are identifiable components of a line item) relating to such matter (it being understood that the Indemnifying Party shall be liable for the excess of the Damages over such identifiable liability or reserve) or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the closing payment adjustment mechanism contemplated by Section 1.04 (it being understood that the Indemnifying Party shall be liable only for the excess of the Damages over such Initial Equity Purchase Price adjustment compensation under Article I), or (2) special, punitive, indirect or consequential Damages or Damages arising from or relating to lost profits or diminution in value (except to the extent that any such Damages are a natural, probable and reasonably foreseeable result of the applicable breach or are component of any Third-Party Claim).

(d)           If the Indemnified Party shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive amounts recoverable under clauses (i) or (ii) of Section 8.07(a), then the Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such amounts actually received under clauses (i) or (ii) of Section 8.07(a).

Section 8.08            Sole Remedy.  Except as specifically set forth in this Agreement, Buyer waives any rights and Claims Buyer and its Affiliates may have against Seller and its Affiliates, whether in law or in equity, relating to the Companies or any of their assets, business or operations, the Units or the transactions contemplated hereby, and Seller waives any such rights and Claims Seller and its Affiliates may have against Buyer and its Affiliates and the Company (following the consummation of the transactions contemplated hereby).  The rights and Claims waived hereby include Claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, Claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other Claims for breach of duty.  Except with respect to matters governed by Section 5.07, after the Closing, this Article VIII will provide the exclusive monetary remedy for any misrepresentation, breach of warranty, covenant or other agreement or other Claim arising out of this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, it is understood that nothing herein shall prohibit any party hereto from exercising its rights to seek equitable relief with respect to a breach of covenant or agreement under this Agreement.  Notwithstanding anything to the contrary set forth herein, in no event shall any of the limitations set forth in this Section 8.08, or Section 8.02 or Section 8.04 limit a claim for fraud.

Section 8.09            Tax Treatment.  The amount of any payments made pursuant to this Article VIII shall be treated by Buyer and Seller and their respective Affiliates as adjustments to the Base Purchase Price for all Tax purposes, except to the extent that a contrary treatment is required by Applicable Law.

Section 8.10            Mitigation.  Each of the parties hereto agrees to use its commercially reasonable efforts to mitigate its respective Damages upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Damages that are indemnifiable hereunder; provided, however, that any costs of such mitigation that would not otherwise be incurred in the Ordinary Course of Business shall also constitute Damages.

Article IX

ADDITIONAL COVENANTS AND AGREEMENTS

Section 9.01            Survival.  The representations and warranties contained in Article III and Article IV shall survive the Closing through and including the date that is eighteen (18) months after the Closing Date (the “Survival Date”); provided, however, that the representations and warranties of Seller set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, and Section 3.23, (each a “Fundamental Representation”) shall survive indefinitely, the representations and warranties of Seller set forth in Section 3.08(e), Section 3.13 and Section 3.18 shall survive the Closing through and including the third anniversary of the Closing Date, the representations and warranties of Buyer set forth in Section 4.01, Section 4.02 and Section 4.05 shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations (including any extension thereof, whether automatic or permissive) with respect to the particular matter that is the subject matter thereof, and that any representation or warranty contained in Section 3.11 shall survive until ninety (90) days following the expiration of all applicable periods of limitation for the Taxes or Tax Returns to which such representation or warranty relates (in each case, the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Damages as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 8.05 before the termination of the applicable Survival Period.  Each party hereto waives any right, Claim or affirmative defense as to any time limitations on the assertion or prosecution of any indemnification Claim, including any and all statutes of limitations, statutes of repose, laches, and any other time bars, with respect to any matter for which notice has been provided to the indemnifying party in accordance with Section 8.05 before the termination of the applicable

Survival Period. For the avoidance of doubt, Claims by the parties arising from fraud shall not be subject to this Section 9.01.

Section 9.02            Further Assurances.  From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably request to evidence and effectuate the transactions contemplated by this Agreement.

Section 9.03            Preservation of Books and Records; Access.  From and after the Closing for a period of seven (7) years following the Closing Date, each party agrees that such party shall not, and Buyer shall cause the Companies not to, destroy, alter or otherwise dispose of any books and records of the Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to the other party and offering to surrender to such party such books and records or a copy of such portions thereof.  From and after the Closing, Buyer shall cause the Companies to provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Companies with respect to periods or occurrences prior to the Closing Date to the extent that such access may be reasonably requested by Seller, including in connection with financial statements and SEC reporting obligations or in the event of litigation.

Section 9.04            Non-Solicit.  Each party hereto covenants and agrees that for a period of eighteen (18) months following the Closing, neither it nor any of its Affiliates will, directly or indirectly, without the prior written consent of the other party, (a) solicit, recruit or employ any employee, officer, director, agent, consultant or independent contractor of such other party or its Affiliates (including the Companies in the case of the Buyer) or (b) intentionally induce or otherwise intentionally counsel or advise any employee, officer or director of such other party or its Affiliates (including the Companies in the case of the Buyer) to leave the employment of such other party and its Affiliates (including the Companies in the case of the Buyer); provided, that this Section 9.04 shall be deemed not to apply to any Person (and shall not preclude the hiring of any employee or other Person) who (i) responds to any public advertisement placed by such Party (or its applicable Affiliates) or (ii) has been terminated by such other party or its Affiliates (including the Companies in the case of the Buyer) prior to the commencement of employment discussions between such party (or its applicable Affiliates) and such employee or other Person.

Section 9.05            Confidentiality.  From and after the Closing until the second (2nd) anniversary of the Closing Date, Seller shall keep confidential, and instruct each of its officers, directors, employees, agents, advisors and representatives (as applicable) to keep confidential, all confidential information of the Companies except (i) for information that is permitted to be disclosed in connection with such Person’s continued employment with the Companies in accordance with Buyer’s policies and procedures with respect to such disclosure, (ii) as required by Applicable Law or (iii) as otherwise permitted by this Agreement.

Article X

DEFINITIONS

Section 10.01         Definitions.  For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Accounting Firm” has the meaning set forth in Section 1.04(c).

“Accounts Payable” mean the total consolidated accounts payable of the Companies, determined in accordance with GAAP.

“Accounts Payable Estimate” has the meaning set forth in Section 1.04(a).

“Acquisition” has the meaning set forth in the preamble.

“Acquisition Transaction” has the meaning set forth in Section 5.12(a).

“Agreement” has the meaning set forth in the preamble.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Alternative Financing” has the meaning set forth in Section 5.04(c).

“Alternative Financing Commitments” has the meaning set forth in Section 5.04(c).

“Antitrust Laws” shall mean, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; (e) any other Applicable Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade; and (f) any Applicable Law that requires one or both parties to certain mergers, acquisitions and joint ventures to submit notifications to Governmental Bodies charged with enforcing any Applicable Laws specified in (a) through (e) of this definition (commonly known as merger control).

“Applicable Laws” means all applicable federal, state, local or foreign laws (including common law), statutes, rules, regulations, ordinances, directives, judgments, orders (judicial or administrative), decrees, injunctions and writs of any Governmental Body or any similar provisions having the force or effect of law.

“Arch Credit Facility” means the Amended and Restated Credit Agreement, dated as of June 14, 2011, by and among Seller, the lenders party thereto, PNC Bank, National Association, as administrative agent and Bank of America, N.A., The Royal Bank of Scotland PLC and Citibank, N.A., as co-documentation agents, as amended.

“AR Securitization Facility” means the Amended and Restated Receivables Purchase Agreement, dated as of February 24, 2010, among Arch Receivable Company, LLC, Arch Coal Sales Company, Inc., Market Street Funding LLC, as issuer, the financial institutions from time to time party thereto, as LC Participants, and PNC Bank, National Association, as Administrator on behalf of the Purchasers and as LC Bank, as amended.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” means December 31, 2012.

“Base Purchase Price” means $435,000,000.

“Basket” has the meaning set forth in Section 8.02.

“Benefits Continuation Period” has the meaning set forth in Section 6.01(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer Claims” has the meaning set forth in Section 8.01.

“Buyer Default” has the meaning set forth in Section 7.01(f).

“Buyer Indemnitees” has the meaning set forth in Section 8.01.

“Buyer Material Adverse Effect” means any change, effect, occurrence, state of facts or development that, along, or together with any other change, effect, event, occurrence, state of facts or development, has prevented or materially impaired or delayed, or may reasonably be expected to prevent or materially impair or delay, the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Buyer’s Environmental Assessments” has the meaning set forth in Section 5.15.

“Buyer’s knowledge” means the knowledge after due inquiry of John Siegel and Jim Wolff.

“Canyon Fuel” has the meaning set forth in the recitals.

“Canyon Fuel Interest” has the meaning set forth in the recitals.

“Canyon Fuel Property” has the meaning set forth in Section 3.08(c).

“Cap” has the meaning set forth in Section 8.02.

“Cash” means, as of immediately prior to the Closing, the Companies’ combined amount of (i) cash, (ii) cash equivalents determined in accordance with GAAP, (iii) marketable U.S. government securities, including U.S. Treasury bills, notes and bonds, (iv) investment grade money market securities and bank certificates of deposit having original or remaining maturities of three months or less at date of purchase and which are carried at cost, in each case whether or not kept “on site” or held in deposit, checking or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution, (v) cash in transit and (vi) short-term investments that are readily convertible to cash.  For the avoidance of doubt, (a) Cash shall be calculated net of issued but uncleared checks and drafts, and (b) Cash shall include checks and drafts received by the Companies as of the Closing but not yet deposited as well as amounts credited as available funds to the accounts of the Companies by the applicable bank(s) as of the Closing.

“Cash Estimate” has the meaning set forth in Section 1.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim” shall mean any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered Damages or has become party to a Proceeding that is the responsibility of the latter or that the latter otherwise has Liability under Applicable Laws.

“Closing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.04(b).

“Closing Amount” has the meaning set forth in Section 1.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 4.07(b).

“Company” has the meaning set forth in the preamble.  References in this Agreement to “Newco” or “Company” or “Companies”, insofar as such references to “Company” or “Companies” refer to Newco, refer to Newco taking into account the actions specified in Section 5.12 as if such actions had occurred on January 1, 2013 unless otherwise specified.

“Company Bonds” has the meaning set forth in Section 3.21(c).

“Consent” has the meaning set forth in Section 3.03(b).

“Contract” has the meaning set forth in Section 3.03(a).

“Current Assets” has the meaning set forth in Section 1.04(e).

“Current Liabilities” has the meaning set forth in Section 1.04(e).

“Damages” has the meaning set forth in Section 8.01.

“De Minimis Claim” has the meaning set forth in Section 8.02.

“Debt” means, as of immediately prior to the Closing, the Companies’ combined amount of all obligations for borrowed money or evidenced by notes, bonds, debentures or similar instruments (including principal, interest, fees, expenses and other amounts payable under the applicable agreement or instrument and any cost or penalty associated with prepayment), including, but not limited to, up to $1,352,000 owed in respect of the Repayment Agreement dated effective April 12, 2012 by and between Sevier Special Service District #1 and Canyon Fuel (the “Sevier Agreement”) and any promissory notes or other instruments evidencing any indebtedness or obligations pursuant to such Agreement set forth on Section 10.01 of the Schedules and for the amounts reflected thereon but shall not include executory contracts, operating leases, capital leases, undrawn letters of credit or any other amounts arising under or related to the Sevier Agreement or any ancillary agreement thereto.

“Debt Commitment Letter” has the meaning set forth in Section 4.07(a).

“Debt Estimate” has the meaning set forth in Section 1.04(a).

“Debt Financing” has the meaning set forth in Section 4.07(a).

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements, credit agreements, indentures (or other definitive documentation) relating thereto.

“DOJ” means the United States Department of Justice.

“Employee Benefit Plan” has the meaning set forth in Section 3.13(a).

“Employee Related Liabilities”  has the meaning set forth in Section 6.01(a).

“Environmental Laws” means all Applicable Laws concerning pollution,  protection of the environment, natural resources or threatened or endangered species, or climate change, including for the avoidance of doubt the federal Surface Mining Control and Reclamation Act, as amended and all analogous state statutes and all implementing regulations, and all Applicable Laws relating to the generation, handling, transportation, treatment, storage, disposal, labeling, emission, discharge, release, or cleanup of any Hazardous Substance, as such of the foregoing are in effect on or prior to the Closing Date.

“Equity Financing” has the meaning set forth in Section 4.07(b).

“Equity Investor” has the meaning set forth in Section 4.07(b).

“Equity Purchase Agreement” has the meaning set forth in Section 4.07(b).

“ERISA” has the meaning set forth in Section 3.13(a).

“Estimated Closing Amount” has the meaning set forth in Section 1.04(a).

“Estimated Working Capital Overage” means the amount by which the Working Capital Estimate exceeds the WC Target.

“Estimated Working Capital Underage” means the amount by which the WC Target exceeds the Working Capital Estimate.

“Final Resolution” shall mean the dismissal with prejudice, resolution by final non-appealable judgment of a court of competent and proper jurisdiction or by final settlement without any further liability or obligation of any named party thereto.

“Financial Statements” has the meaning set forth in Section 3.06.

“Financing” has the meaning set forth in Section 4.07(b).

“Financing Definitive Agreements” has the meaning set forth in Section 5.04(c).

“FTC” means the United States Federal Trade Commission.

“Fundamental Representation” has the meaning set forth in Section 9.01.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with the Companies’ past practice.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any hazardous,  toxic or radioactive material, substance or waste as defined in, or regulated under, any applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Form” means the Notification and Report Form required to be filed pursuant to the HSR Act.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Initial Equity Purchase Price” shall be an amount equal to (i) the Base Purchase Price, plus (ii) Cash as of the Closing Date, minus (iii) Debt as of the Closing Date, plus (iv) the Shield Rebuild Expenses, if any, plus (v) the Estimated Working Capital Overage (expressed as a positive number) or the Estimated Working Capital Underage (expressed as a negative number), minus (vi) the amount of Accounts Payable as of the Closing Date.

“Initial Termination Date” has the meaning set forth in Section 7.01(b).

“Intellectual Property” means intellectual property including (a) patents and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, business names and Internet domain names, and all goodwill associated therewith, (c) copyrighted works and copyrights, (d) trade secrets, confidential information, proprietary information, and know-how, and (e) as applicable, all registrations, applications, renewals, divisions, continuations, continuations-in-part, re-issues, re-examinations and foreign counterparts for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Judgment” has the meaning set forth in Section 3.03(a).

“Leased Property” has the meaning set forth in Section 3.08(b).

“Lenders” has the meaning set forth in Section 4.07(a).

“Liability” means any debt, damage, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Liens” means any lien, mortgage, security interest, pledge, deposit, charge encumbrance, lease, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Marketing Period” has the meaning given to such term in the Debt Commitment Letter.

“Material Adverse Effect” means any change, effect, occurrence, state of facts or development that, along, or together with any other change, effect, event, occurrence, state of facts or development, that (a) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, results of operations, assets or liabilities of the Companies, taken as a whole or (b) has prevented or materially impaired or delayed, or may reasonably be expected to prevent or materially impair or delay, the ability of Seller to consummate the transactions contemplated by this Agreement; provided that the term “Material Adverse Effect” shall not include any change, effect, event, occurrence, state of facts or development relating to or arising from (i) the United States or foreign economic, financial or geopolitical conditions or events in general, (ii) changes in the financial or capital markets or changes in interest rates, (iii) changes in Applicable Law, regulations or standards affecting the Companies and its clients and customers or GAAP, (iv) changes in the coal industry in general, (v) seasonal fluctuations in the business of the Companies, (vi) military conflicts or acts of foreign or domestic terrorism, (vii) any actions taken by, or at the written request of, Buyer or its Affiliates after the date hereof and on or prior to the Closing Date that relate to, or affect, the business of the Companies, (viii) the identity of Buyer as the purchaser of the Companies pursuant to this Agreement, or the process leading to and the execution or announcement of this

Agreement,  or (ix) compliance by the Companies with the terms of this Agreement, or (x) any failure of Seller or one or more of the Companies to meet financial projections or any estimates of revenues or earnings, provided that the exception in this clause (x) shall not prevent or otherwise affect a determination that any development, event, state of facts, change or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect so long as it is not excluded by clauses (i) through (ix) above; and except in the case of clauses (i) through (vi), to the extent such change, effect, event, occurrence, state of facts or development arising therefrom or related thereto has a materially disproportionate adverse effect on the Companies as compared to other Persons engaged in the coal industry.

“Material Contract” has the meaning set forth in Section 3.10(a).

“Material Personal Property” has the meaning set forth in Section 3.07(a).

“Mining Right” has the meaning set forth in Section 3.08(d).

“Newco” has the meaning set forth in the recitals.

“Newco Interest” has the meaning set forth in the recitals.

“Notice of Disagreement” has the meaning set forth in Section 1.04(c).

“Ordinary Course of Business” means with respect to any Person or Persons the ordinary and usual course of day-to-day operations of the business of such Person or Persons through the date hereof consistent with past practice.

“Owned Property” has the meaning set forth in Section 3.08(a).

“Parent Guarantee” has the meaning set forth in Section 5.11.

“Permit” means any consent, approval, permit, license, certificate, exemption or other authorization which Applicable Law requires either Company to hold in order to develop and operate its respective assets and conduct its respective business (including, without limitation, application, any authorization or permit relating to coal mining, preparation, load out or reclamation operations).

“Permitted Liens” means (i) Liens imposed by law (but excluding any such liens arising due to the Companies’ failure to fulfill a monetary obligation such as late payment of taxes or contractual obligations), (ii) Liens arising under equipment leases with third parties entered into in the Ordinary Course of Business, (iii) Liens for Taxes, assessments, governmental charges or levies that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (iv) Liens that secure obligations that are reflected as liabilities in the Financial Statements or Liens the existence of which is referred to in the notes to the Financial Statements, (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (vi) Liens affecting the interest of the lessor in leased property, (vii) easements, covenants, rights-of-way and other similar restrictions of record, which individually or in the aggregate, do not materially impair the continued use and operation of the assets to which they relate, (viii) (1) zoning, building and other similar restrictions and (2) Liens that have been placed by any developer, landlord or other third party on property over which one or more of the Companies has easement rights or on any Leased Property and subordination or similar agreements relating thereto which do not affect the Companies’ leasehold interest therein, and (ix) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Companies, taken as a whole, as presently conducted.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.

“Plan” has the meaning set forth in Section 3.13(a).

“Proceeding” has the meaning set forth in Section 3.09.

“Prohibitive Order” has the meaning set forth in Section 2.01(b).

“Representatives” has the meaning set forth in Section 5.01.

“Resolution Period” has the meaning set forth in Section 1.04(c).

“Schedules” has the meaning set forth in Article III.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Claims” has the meaning set forth in Section 8.03.

“Seller’s knowledge” means the actual knowledge of Paul Lang, Bob Jones, Ken Cochran, Jon Ploetz and Jeff Strobel.

“Shield Rebuild Agreement” means the Shield Rebuild Agreement, dated as of April 11, 2013, between Canyon Fuel and Caterpillar Global Mining America, LLC.

“Shield Rebuild Expenses” means an aggregate amount equal to all payments made by Canyon Fuel, Seller or any Affiliate thereof prior to Closing pursuant to the Shield Rebuild Agreement.

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Statement” has the meaning set forth in Section 1.04(b).

“Submission Period” has the meaning set forth in Section 1.04(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of Units of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Subsidiary Plans” has the meaning set forth in Section 3.13(a).

“Survival Date” has the meaning set forth in Section 9.01.

“Survival Period” has the meaning set forth in Section 9.01.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, capital stock, franchise, business license, profits, withholding, social security, payroll, unemployment, workers’ compensation, disability, social security, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, or other similar tax, charge, fee, duty, levy, impost or other similar assessment, including any interest, penalty or addition thereto, (ii) any liability for payment of amounts described in clause (i) payable by reason of being a member of an affiliated, consolidated, combined, or unitary group including liability pursuant to Treasury regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), and (iii) any liability for payment of amounts described in clauses (i) or (ii) as a result of transferee or successor liability, any tax sharing, tax indemnity or tax allocation agreement or any other contract to indemnify any other Person for taxes; provided that the definition of “Tax” shall not include any royalties payable to any Governmental Body.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Termination Date” has the meaning set forth in Section 7.01(b).

“Third-Party Claim” has the meaning set forth in Section 8.06.

“Transfer Taxes” has the meaning set forth in Section 5.07(a)

“Transition Services Agreement” shall mean the transition services agreement, in substantially the form of Exhibit A, entered into on or prior to the Closing Date by and among Buyer and Seller.

“UCC” means the Uniform Commercial Code as enacted in the State of Delaware.

“Units” has the meaning set forth in the recitals.

“Warn Act” has the meaning set forth in Section 3.14(b).

“Warranty Breach” has the meaning set forth in Section 8.01.

“WC Target” means $52,556,000.

“Working Capital” has the meaning set forth in Section 1.04(e).

“Working Capital Estimate” has the meaning set forth in Section 1.04(a).

“Working Capital Overage” means the amount by which the Working Capital exceeds the WC Target.

“Working Capital Underage” means the amount by which the WC Target exceeds the Working Capital.

Section 10.02         Other Definitional Provisions.

(a)           All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)           Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)           The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(d)           All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(e)           Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Article XI

MISCELLANEOUS

Section 11.01         Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of the Companies, shall be issued or made by any party hereto without the written approval of each of Buyer and Seller, unless required by law (in the reasonable opinion of counsel) in which case Buyer and Seller shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.  Notwithstanding anything contained herein to the contrary, in no event shall Buyer or, after the Closing, the Companies have any right to use Seller’s name or mark (including the names and marks that are the subject of Section 5.12), or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Seller.

Section 11.02         Expenses.  Whether or not the Closing takes place, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Section 5.05; provided that Buyer shall bear and pay the filing fees, if any, incurred under the HSR Act.

Section 11.03         Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other electronic or facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer:

Bowie Resources, LLC

6100 Dutchmans Lane, Suite 900

Attn: John Siegel

Facsimile:

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana St.

Houston, Texas 77002

Attn: John Geddes

Facsimile: (713) 229-2713

Notices to Seller:

Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, MO 63141
Attn: General Counsel
Facsimile: (314) 994-2734

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile: (212) 455-2502
Attn:  Mario A. Ponce

and

Simpson Thacher & Bartlett LLP
909 Fannin Street, Suite 1475
Houston, Texas 77010
Facsimile: (713) 821-5602
Attn:  Andrew T. Calder

Section 11.04         Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto; provided that Buyer may, without relieving Buyer from its liabilities or obligations hereunder, assign this Agreement and its rights, interests or obligations hereunder to any of its Affiliates without the consent of any other party; provided further that after the Closing, either party may assign this Agreement and its rights, interests or obligations hereunder to any of its beneficial owners or successors by operation of law, without relieving such party from its liabilities or obligations hereunder.

Section 11.05         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by Applicable Law.

Section 11.06         No Strict Construction; Schedules.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The Schedules to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that each section of the Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Schedules to the extent such disclosure and the applicability of such information is readily apparent on its face.  Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement.  The information contained in this Agreement and in the Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).

Section 11.07         Amendment and Waiver.  Any provision of this Agreement or the Schedules or Exhibits hereto may be amended or waived only in a writing signed by Buyer and Seller.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 11.08         Complete Agreement.  This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 11.09         Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

Section 11.10         Governing Law.  This Agreement and any Claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the parties, the transactions leading to this Agreement or contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

Section 11.11         CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE TRANSACTIONS LEADING TO THIS AGREEMENT OR CONTEMPLATED HEREBY, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING MAY ONLY BE INSTITUTED IN THE DELAWARE COURT OF CHANCERY (UNLESS SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, IN WHICH CASE, IN ANY STATE OR FEDERAL COURT LOCATED IN DELAWARE) AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING.  SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 11.03.  EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, AGAINST THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

Section 11.12         WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR ANY CREDIT AGREEMENT ENTERED INTO WITH ANY DEBT FINANCING SOURCES IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR ANY CREDIT AGREEMENT ENTERED INTO WITH ANY DEBT FINANCING SOURCES.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY

HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR ANY CREDIT AGREEMENT ENTERED INTO WITH ANY DEBT FINANCING SOURCES BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13         No Third-Party Beneficiaries.  No Person other than the parties hereto shall have any rights, remedies, obligations or benefits under any provision of this Agreement, except for Persons entitled to indemnification pursuant to Section 8.01 and Section 8.03; provided that the Debt Financing Sources shall be considered third party beneficiaries with respect to Sections 7.01(f), 7.02, 11.11, 11.12 and this Section 11.13.

Section 11.14         Conflict Between Transaction Documents.  The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Section 11.15         Remedies.

(a)           Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(b)           The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transaction contemplated herein, that the transaction contemplated herein represent a unique business opportunity at a unique time for each of Seller and Buyer and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor.  Accordingly, each party hereto agrees, on behalf of themselves and their respective Subsidiaries, that, in the event of any breach or threatened breach by Seller, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and this right shall include the right of Seller to cause Buyer to fully enforce (A) the terms of the Debt Commitment Letter and Financing Definitive Agreements against the Lenders to the fullest extent permissible pursuant to the Debt Commitment Letter and Financing Definitive Agreements and (B) the terms of the Equity Purchase Agreement against the Equity Investor to the fullest extent permissible pursuant to the Equity Purchase Agreement, as applicable, and to thereafter cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions set forth herein.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  In the event that any action should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) Seller has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that Seller shall not be entitled to enforce specifically the obligations of Buyer to consummate the Acquisition unless (i) all of the conditions set forth in Section 2.01 and Section 2.02 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and (ii) the full proceeds to be provided to Buyer by the Financing shall be available to Buyer to complete the Acquisition.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Agreement on the day and year first above written.

SELLER:

ARCH COAL, INC.

By:	/s/ Jeffrey Strobel
Name:	Jeffrey Strobel
Title:	VP - Business Development and Strategy

BUYER:

BOWIE RESOURCES, LLC

By: Cedars Energy, LLC, its sole member

By:	/s/ John Siegel
Name:	John Siegel
Title:	Authorized Representative